Execution Copy

____________________________________________________________________

SUBSCRIPTION AGREEMENT

____________________________________________________________________

dated

29 JUNE 2021

between

WISEKEY INTERNATIONAL HOLDING AG

as Issuer

and

Ll Capital Global Opportunities Master Fund
as Investor

in respect of

UP TO US$ 22,000,000 CONVERTIBLE NOTES

convertible into

shares in WISeKey International Holding AG

CONTENTS

Clause		Page

Schedule 1	Terms and Conditions	1

THIS AGREEMENT is dated as at the date stated at the beginning of this Agreement and made between:

(1)	WISEKEY INTERNATIONAL HOLDING AG, a stock corporation (company registration number CHE-143.782.707) organised and existing under the laws of Switzerland, having its registered office at General-Guisan-Strasse 6, 6300 Zug, Switzerland, as issuer (the "Issuer"); and

(2)	L 1 Capital Global Opportunities Master Fund, a limited company incorporated in Cayman Island, with registered office at 161a Shedden Road, One Artillery Court, Grand Cayman KY1-1001, Cayman Islands (the "Investor" or "Initial Noteholder").

WHEREAS:

A.	The Issuer has authorised the creation and issue of 6 per cent. unsecured convertible notes (the "Notes") in an aggregate principal amount of up to US$ 22,000,000, which are constituted by, and subject to and have the benefit of, the Conditions (as defined below).

B.	All of the Notes will be initially sold to the Investor in one or more transactions in reliance on Regulation S under the U.S. Securities Act of 1933, as amended, and will be issued in the form of uncertificated securities (Wertrechte) pursuant to article 973c of the Swiss Code of Obligations of 30 March 1911, as amended (the "CO").

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

Unless defined in this Agreement, capitalised terms and expressions used in the Conditions shall have the same meanings in this Agreement. In addition, in this Agreement:

"Additional Notes Tranche" has the meaning given to it in Clause 2 (Subscription).

"Additional Notes Tranche Closing" has the meaning given to it in Clause 2 (Subscription).

"Additional Notes Tranche Closing Date" means the day the Issuer has subscribed for the Second Notes Tranche (as set out in Annex 2) and the Investor has notified its satisfaction (or waiver) of completion of the conditions set out in Clause 9.3 (Investor's Conditions Precedent to each Additional Notes Tranche Closing) with respect to the relevant Second Notes Tranche.

"Additional Notes Tranche Subscription Price" means an amount agreed between the Issuer and the Investor less any expenses referred to in Clause 11.2 (Investor's Expenses) less the applicable Issuance Fee.

"ADS" means the American Depository Shares registered and traded at Nasdaq. "Agreement" means this subscription agreement, together with all its Schedules.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Authority" means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business the whole day in Zurich (Switzerland) and New York (NY, United States).

"Closing Date" means the Initial Notes Tranche Closing Date, the Second Notes Tranche Closing Date, the Third Notes Tranche Closing Date, the Fourth Notes Tranche Closing Date, the Fifth Notes Tranche Closing Date and each Additional Notes Tranche Closing Date as the context requires.

"CO" has the meaning given to it in the recitals.

"Conditions" means the terms and conditions of the Notes as set out in Schedule 1 (Terms and Conditions).

"Converted Shares " means Issuer Shares for which the Noteholder is entitled to be transferred and delivered to it by the Issuer following the Noteholder's exercise of any of its Conversion Rights in accordance with the Conditions.

"Event of Default" has the meaning given to it in the Conditions.

"Fifth Notes Tranche" has the meaning given to it in Clause 2 (Subscription).

"Fifth Notes Tranche Closing" has the meaning given to it in Clause 2 (Subscription).

"Fifth Notes Tranche Closing Date" means any date that is within three (3) Trading Days after the date on which the Issuer requests, in its discretion, that the Investor subscribes for the Fifth Notes Tranche by submitting to the Investor a Subscription Notice, provided that (i) on such date the conditions set out in Clause 9.2 (Investor's Conditions Precedent to Second to Fifth Notes Tranche Closing) with respect to the Fifth Notes Tranche have been satisfied or waived and (ii) the period set out in Clause 9.2 (Investor's Conditions Precedent to Second to Fifth Notes Tranche Closing) has expired or has been waived by the Investor and such Closing Date does not fall more than 24 months after the date of this Agreement.

"Fifth Notes Tranche Subscription Price" means US$2,695,000 less any expenses referred to in Clause 11.2 (Investor's Expenses).

"Fourth Notes Tranche" has the meaning given to it in Clause 2 (Subscription).

"Fourth Notes Tranche Closing" has the meaning given to it in Clause 2 (Subscription).

"Fourth Notes Tranche Closing Date" means any date that is within three (3) Trading Days after the date on which the Issuer requests, in its discretion, that the Investor subscribes for the Fourth Notes Tranche by submitting to the Investor a Subscription Notice, provided that (i) on such date the conditions set out in Clause 9.2 (Investor's Conditions Precedent to Second to Fifth Notes Tranche Closing) with respect to the Fourth Notes Tranche have been satisfied or waived and (ii) the period set out in Clause 9.2 (Investor's Conditions Precedent to Second to Fifth Notes Tranche Closing) has expired or has been waived by the Investor and such Closing Date does not fall more than 24 months after the date of this Agreement.

"Fourth Notes Tranche Subscription Price" means US$2,695,000 less any expenses referred to in Clause 11.2 (Investor's Expenses).

"Initial Noteholder" has the meaning given to it in the introductory paragraph.

"Initial Notes Tranche" has the meaning given to it in Clause 2 (Subscription).

"Initial Notes Tranche Closing" has the meaning given to it in Clause 2 (Subscription).

"Initial Notes Tranche Closing Date" means any date between the date hereof and the date that is three Trading Days following the signing of this Agreement, provided that on such date the conditions set out in Clause 9.1 (Investor's Conditions Precedent to Initial Notes Tranche Closing) have been satisfied or waived.

"Initial Notes Tranche Subscription Price" means US$10,780,000 less any expenses referred to in Clause 11.2 (Investor's Expenses).

"Investment" means the creation, issue and delivery of the Notes; the conversion for, and transfer and delivery of, the Converted Shares; and the consummation of the other transactions contemplated by the Notes Documents.

"Investor" has the meaning given to it in the introductory paragraph.

"Issuer" has the meaning given to it in the introductory paragraph.

"Legal Reservations" means:

(a)       the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)         the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim under the laws of the applicable jurisdiction; and

(c)          similar principles, rights and defences under the laws of any Relevant Jurisdiction.

"Material Adverse Effect" means a material adverse effect on:

(a)	the consummation of the Investment;

(b)	the ability of the Issuer to perform its obligations under the Notes or any of the Notes Documents; or

(c)	the listing of the Issuer Shares at SIX.

"Maturity Date" means, with respect to Notes pertaining to a particular Tranche, the date falling 24 months after the Closing Date relating to such Tranche.

"Maximum Notes Amount" means US$22,000,000.

"Notes" has the meaning given to it in the recitals.

"Notes Documents" means, together:

(a)	this Agreement;

(b)	the Conditions;

(c)	each Register of Uncertificated Securities; and

(d)	any other document designated as a Notes Document and as agreed between the Investor and the Issuer,

and "Notes Document" means any of them, as the context may require.

"Party" means a party to this Agreement.

"Register of Uncertificated Securities" has the meaning given to it in Clause 4.1 (Issuance of Notes).

"Regulation S" means Regulation S under the Securities Act.

"Relevant Jurisdiction" means, in relation to the Issuer:

(a)	Switzerland; and

(b)	any jurisdiction where it conducts its business.

"Repeating Representations" means each of the representations set out in Clause 5.1(a) (Status) to Clause 5.1(1) (No Default) (inclusive) and Clause 5.1(n) (No Proceedings) to Clause 5.1(t) (Compliance With Laws Governing the Issuance of the Converted Shares) (inclusive).

"Sanctioned Country" has the meaning given to it in paragraph (q)(i) of Clause 5.1 (Issuer's Representations).

"Sanctions" has the meaning given to it in paragraph (q)(i) of Clause 5.1 (Issuer's Representations).

"Second Notes Tranche" has the meaning given to it in Clause 2 (Subscription).

"Second Notes Tranche Closing" has the meaning given to it in Clause 2 (Subscription).

"Second Notes Tranche Closing Date" means any date that is within three (3) Trading Days after the date on which the Issuer requests, in its discretion, that the Investor subscribes for the Second Notes Tranche by submitting to the Investor a Subscription Notice, provided that (i) on such date the conditions set out in Clause 9.2 (Investor's Conditions Precedent to Second to Fifth Notes Tranche Closing) with respect to the Second Notes Tranche have been satisfied or waived and (ii) the period set out in Clause 9.2 (Investor's Conditions Precedent to Second to Fifth Notes Tranche Closing) has expired or has been waived by the Investor and such Closing Date does not fall more than 24 months after the date of this Agreement.

"Second Notes Tranche Subscription Price" means US$2,695,000 less any expenses referred to in Clause 11.2 (Investor's Expenses).

"Securities Act" means the U.S. Securities Act of 1933, as amended.

"Subscription Fee" has the meaning given to it in Clause 4.3 (Subscription Fee).

"Subscription Notice" means the notice submitted by the Issuer as set out in Appendix 2

"Subscription Price" means the Initial Notes Tranche Subscription Price, Second Notes Tranche Subscription Price and each Additional Notes Tranche Subscription Price, as the context requires.

"Subsidiary" of a person means any person:

(a)	which is controlled, directly or indirectly, by the first-mentioned person; or

(b)	more than half the issued (share) capital of which is beneficially owned, directly or indirectly, by the first-mentioned person; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned person;

and, for these purposes, a person shall be deemed to be "controlled" by another person if that other person is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Swiss 10 Non-Bank Rule" means the rule that the aggregate number of creditors under this Agreement which are not Swiss Qualifying Banks must not at any time exceed ten (10), if and as long as a violation of this rule may result in Swiss Withholding Tax consequences for the Issuer, in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

"Swiss 20 Non-Bank Rule" means the rule that (without duplication) the aggregate number of lenders (including the Investor) other than Swiss Qualifying Banks, of the Issuer under all its outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under the Notes, loans, facilities and/or private placements) must not at any time exceed twenty (20), if and as long as a violation of this rule may result in Swiss Withholding Tax consequences for the Issuer, in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

"Swiss Guidelines" means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt "Verrechnungssteuer auf Zinsen von Bankguthaben, deren Glaubiger Banken sind (Interbankguthaben)" vom 22. September 1986), guideline S-02.130.1 in relation to money market instruments and book claims of June 2021 (Merkblatt vom June 2021 betreffend Geldmarktpapiere und Buchforderungen inlandischer Schuldner), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 "Kundenguthaben" vom 26. Juli 2011), the practice note 010-DVS-2019 of 5 February 2019 published by the Swiss Federal Tax Administration regarding Swiss Withholding Tax in the Group (Mitteilung 010-DVS-2019-d vom 5 Februar 2019 — Verrechnungssteuer: Guthaben im Konzern), the circular letter No. 15 of 3 October 2017 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 "Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben" vom 3. Olctober 2017), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019) and circular letter No. 47 of 25 July 2019 (1-047-VS-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

"Swiss Non-Bank Rules" means, together, the Swiss 10 Non-Bank Rule and the Swiss 20 Non-Bank Rule.

"Swiss Qualifying Bank" means:

(a)	any bank as defined in the Swiss Federal Act on Banks and Savings Banks dated 8 November 1934 (Bundesgesetz uber die Banken und Sparkassen); or

(b)	a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Swiss Guidelines.

“Swiss Withholding Tax" means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz uber die Verrechnungssteuer) together with the related ordinances, regulations and guidelines.

"Third Notes Tranche" has the meaning given to it in Clause 2 (Subscription).

"Third Notes Tranche Closing" has the meaning given to it in Clause 2 (Subscription).

"Third Notes Tranche Closing Date" means any date that is within three (3) Trading Days after the date on which the Issuer requests, in its discretion, that the Investor subscribes for the Third Notes Tranche by submitting to the Investor a Subscription Notice, provided that (i) on such date the conditions set out in Clause 9.2 (Investor's Conditions Precedent to Second to Fifth Notes Tranche Closing) with respect to the Third Notes Tranche have been satisfied or waived and (ii) the period set out in Clause 9.2 (Investor's Conditions Precedent to Second to Fifth Notes Tranche Closing) has expired or has been waived by the Investor and such Closing Date does not fall more than 24 months after the date of this Agreement.

"Third Notes Tranche Subscription Price" means US$2,695,000 less any expenses referred to in Clause 11.2 (Investor's Expenses).

"Trading Day(s)" means any day (other than a Saturday or Sunday) on which (a) the Relevant Exchange is open for business and Issuer Shares may be dealt in or (b) (if the Issuer Shares are not listed or admitted to trading on the Relevant Exchange) closing bid and offered prices are furnished for the Issuer Shares.

"Tranche" means the Initial Notes Tranche, the Second Notes Tranche, the Third Notes Tranche, the Fourth Notes Tranche, the Fifth Notes Tranche and any Additional Notes Tranche, as the context requires.

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)	any tax imposed based on the Swiss Federal Act on Value Added Tax of 12 June 2009 (Bundesgesetz uber die Mehrwertsteuer) together with the related ordinances, regulations and guidelines; and

(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"Warrants" means the warrants granted under the Warrant Agreement.

"Warrant Agreement" means that certain Warrant Agreement entered into between the Issuer as issuer and the Investor as investor, dated on or around the date hereof.

1.2.	Interpretation

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	words in the singular shall include the plural and in the plural shall include the singular;

(ii)	the "Issuer", the "Investor", a "Noteholder", any "Party" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Notes Documents;

(iii)	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Issuer and the Investor, or, if not so agreed, is in the form specified by the Investor;

(iv)	"assets" includes present and future properties, revenues and rights of every description;

(v)	a "Notes Document" or any other agreement or instrument is a reference to that Notes Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	"guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other Authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Zurich time unless otherwise specified.

(b)	References to Clauses, paragraphs and Schedules are to clauses, paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.

1.3.	Currency Symbols

"US$" and "dollars" denote the lawful currency of the United States of America and "CHF" and "Swiss francs" denote the lawful currency of Switzerland.

2.	SUBSCRIPTION

Subject to and in accordance with the provisions of this Agreement and the other Notes Documents (including, without limitation, Clause 9 (Conditions Precedent)):

(a)	the Issuer agrees to issue Notes:

(i)	in the aggregate principal amount of US$11,000,000 (the "Initial Notes Tranche") to the Investor on the Initial Notes Tranche Closing Date (such issuance on the Initial Notes Tranche Closing Date, the "Initial Notes Tranche Closing");

(ii)	in the aggregate principal amount of $ 2,750,000 (the "Second Notes Tranche") to the Investor on the Second Notes Tranche Closing Date (such issuance on the Second Notes Tranche Closing Date, the "Second Notes Tranche Closing");

(iii)	in the aggregate principal amount of US$ 2,750,000 (the "Third Notes Tranche") to the Investor on the Third Notes Tranche Closing Date (such issuance on the Third Notes Tranche Closing Date, the "Third Notes Tranche Closing");

(iv)	in the aggregate principal amount of US$ 2,750,000 (the "Fourth Notes Tranche") to the Investor on the Fourth Notes Tranche Closing Date (such issuance on the Fourth Notes Tranche Closing Date, the "Fourth Notes Tranche Closing"); and

(v)	in the aggregate principal amount of US$ 2,750,000 (the "Fifth Notes Tranche") to the Investor on the Fifth Notes Tranche Closing Date (such issuance on the Fifth Notes Tranche Closing Date, the "Fifth Notes Tranche Closing"); and

(vi)	in an aggregate principal amount or aggregate principal amounts to be agreed upon between the Issuer and the Investor from time to time (each an "Additional Notes Tranche") on an Additional Notes Tranche Closing Date (such issuance on an Additional Notes Tranche Closing Date, each an "Additional Notes Tranche Closing");

(b)	the Investor agrees to subscribe and pay, or procure the subscription and payment, for:

(i)	all Notes pertaining to the Initial Notes Tranche at the Initial Notes Tranche Subscription Price on the Initial Notes Tranche Closing Date; and

(ii)	all Notes pertaining to the Second Notes Tranche at the Second Notes Tranche Subscription Price on the Second Notes Tranche Closing Date; and

(iii)	all Notes pertaining to the Third Notes Tranche at the Third Notes Tranche Subscription Price on the Third Notes Tranche Closing Date; and

(iv)	all Notes pertaining to the Fourth Notes Tranche at the Fourth Notes Tranche Subscription Price on the Fourth Notes Tranche Closing Date; and

(v)	all Notes pertaining to the Fifth Notes Tranche at the Fifth Notes Tranche Subscription Price on the Fifth Notes Tranche Closing Date; and

(vi)	all Notes pertaining to an Additional Notes Tranche at the applicable Additional Notes Tranche Subscription Price on the applicable Additional Notes Tranche Closing Date.

For the avoidance of doubt and notwithstanding anything to the contrary contained herein, (x) neither the Issuer nor the Investor have any obligation to agree on the issuance of and/or the subscription and payment for, as applicable, any Additional Notes Tranche and the Notes pertaining thereto and (y) the aggregate principal amount of any Notes issued hereunder shall in no event exceed the Maximum Notes Amount.

3.	WARRANTS

Concurrently with this Agreement, the Issuer and the Investor shall enter into the Warrant Agreement.

4.	CLOSING

4.1.	Issuance of Notes

(a)	The Issuer shall, in each case in accordance with the provisions of this Agreement and the other Notes Documents:

(i)	on the Initial Notes Tranche Closing Date, issue the Notes pertaining to the Initial Notes Tranche;

(ii)	on the Second Notes Tranche Closing Date, issue the Notes pertaining to the Second Notes Tranche;

(iii)	on the Third Notes Tranche Closing Date, issue the Notes pertaining to the Third Notes Tranche;

(iv)	on the Fourth Notes Tranche Closing Date, issue the Notes pertaining to the Fourth Notes Tranche;

(v)	on the Fifth Notes Tranche Closing Date, issue the Notes pertaining to the Fifth Notes Tranche;

(vi)	on any applicable Additional Notes Tranche Closing Date, issue the Notes pertaining to the applicable Additional Notes Tranche,

with each Note having a denomination of US$ 100,000.

(b)	No later than one Business Day prior to, but with effect as of the relevant Closing Date, the Notes pertaining to the relevant Tranche and all rights in connection therewith shall be issued in uncertificated form in accordance with article 973c of the CO as uncertificated securities (Wertrechte) and the issuance shall be evidenced by delivery to the Investor (or to its order) on the relevant Closing Date of a copy, certified by a duly authorised signatory of the Issuer, of the Issuer's register of uncertificated securities (Wertrechtebuch) (the "Register of Uncertificated Securities") with the entry of the Investor's name thereon as the first holder of all the Notes pertaining to the relevant Tranche and a specification of the Relevant Issue Date and the applicable Maturity Date of the relevant Notes pertaining to the relevant Tranche, such Register of Uncertificated Securities to be in a form and substance satisfactory to the Investor.

4.2.	Payment

Against compliance by the Issuer of its obligations under Clause 4.1 (Issuance of Notes) and subject to the applicable conditions precedent set forth in Clause 9 (Conditions Precedent), the Investor shall pay, or cause to be paid:

(a)	on the Initial Notes Tranche Closing Date, the proceeds of the Initial Notes Tranche Subscription Price;

(b)	on the Second Notes Tranche Closing Date, the proceeds of the Second Notes Tranche Subscription Price;

(c)	on the Third Notes Tranche Closing Date, the proceeds of the Third Notes Tranche Subscription Price;

(d)	on the Fourth Notes Tranche Closing Date, the proceeds of the Fourth Notes Tranche Subscription Price;

(e)	on the Fifth Notes Tranche Closing Date, the proceeds of the Fifth Notes Tranche Subscription Price;

(f)	on any applicable Additional Notes Tranche Closing Date, the proceeds of the applicable Additional Notes Tranche Subscription Price,

in each case in US$ with value date no later than two Trading Days after the relevant Closing Date, as applicable, to such receiving account(s) as specified by the Issuer, provided that until further notice of the Issuer, the following account held in the name of the Issuer shall be used as receiving account for the payments:

Bank name: Address: Account no. SWIFT/BIC: IBAN:	*** *** *** *** ***

4.3.	Subscription Fee

On each Closing Date, the Issuer shall pay a subscription fee to the Investor or its nominee or Affiliate in an amount equal to 2% of the respective Tranche, payable in Issuer Shares converted at the lowest daily VWAPs of one Issuer Share during the five (5) consecutive Trading Days ending on (and including) the Trading Day immediately preceding the Closing Date ("Subscription Fee").

4.4.	Postponement of Closing Date

The Parties may agree to postpone a Closing Date to a later date as may be agreed among the Parties whereupon all references in this Agreement to the respective Closing Date shall be construed as being to that later date.

5.	REPRESENTATIONS AND WARRANTIES

5.1.	Issuer's Representations

The Issuer makes the representations and warranties set out in this Clause 5.1 to the Investor:

(a)	Status:

(i)	It is a corporation and it is, and each of its Subsidiaries is, duly incorporated and validly existing under the laws of its incorporation.

(ii)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(b)	Binding obligations: Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Notes Document to which it is a party are legal, valid, binding and enforceable obligations.

(c)	Non-conflict with other obligations:

The entry into and performance by it of, and the transactions contemplated by, the Notes Documents do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets or constitute a Default or termination event (however described) under any such agreement or instrument.

(d)	Power and authority:

(i)	It has the power and capacity to create, issue and deliver the Notes, and has taken all necessary action to authorise its entry into, performance and delivery of the Notes Documents to which it is or will be a party and the transactions contemplated by those Notes Documents.

(ii)	No limit on its powers will be exceeded as a result of the borrowing or grant of security or giving of indemnities contemplated by the Notes Documents to which it is a party.

(e)	Share Coverage: On each Closing Date it has reserved, exclusively for the Investor, and has available, for the Investor in case of the conversion of any Notes, a number of shares (reserved treasury shares and reserved unissued shares from conditional share capital) equal to 150% of the outstanding aggregate principal amount including, for the avoidance of doubt, the Tranche to be issued on the relevant Closing Date, converted into CHF using the Noteholder's Rate of Exchange on the relevant Closing Date, divided by the applicable Conversion Price B.

(f)	Validity and admissibility in evidence: All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Notes Documents to which it is a party; and

(ii)	to make the Notes Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(g)	Governing law and enforcement:

(i)	The choice of governing law of the Notes Documents will be recognised and enforced in Switzerland.

(ii)	Any judgment obtained in relation to a Notes Document in the jurisdiction of the governing law of that Notes Document will be recognised and enforced in Switzerland.

(h)	Insolvency:

No:

(i)       corporate action, legal proceeding or other procedure or step described in paragraph (i) of Condition 13(g) (Insolvency Proceedings); or

(ii)       creditors' process described in Condition 13(i) (Creditors' Process),

has been taken or, to the knowledge of the Issuer, threatened in relation to it or any of its Subsidiaries, and none of the circumstances described in Condition 13(f) (Insolvency) apply to it or any of its Subsidiaries.

(i)	No filing of stamp taxes: Under the laws of its incorporation it is not necessary that the Notes Documents be filed, recorded or enrolled with any court or other Authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Notes Documents or the transactions contemplated by the Notes Documents.

(j)	Deduction of Tax: It is not required to make any deduction for or on account of Swiss Withholding Tax from any payment it may make under any Notes Document.

(k)	Compliance with Swiss 20 Non-Bank Rules: It is in compliance with the Swiss Non-Bank Rules.

(l)	No Default:

(i)	No Event of Default and, on the date of this Agreement and each relevant Closing Date, no Default is continuing or is reasonably likely to result from the issuance and/or purchase of any Note or the entry into, the performance of, or any transaction contemplated by, any Notes Document.

(ii)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a Default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

(m)	No misleading information: Any written factual information provided by the Issuer for the purposes of the transactions contemplated by this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(n)	No proceedings:

(i)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

(ii)	No judgment or order of a court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any of its Subsidiaries.

(o)	No breach of laws: It and each of its Subsidiaries has not breached any Applicable Laws which breach has or is reasonably likely to have a Material Adverse Effect.

(p)	Good title to assets: It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

(q)	No Conflicts with Anti-Corruption Laws

(i)	Neither the Issuer nor any of its Subsidiaries and neither the Investor nor any of its Subsidiaries have made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law.

(ii)	Neither the Issuer, nor any of its Subsidiaries or Affiliates, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Issuer, or any of its Subsidiaries or Affiliates, and neither the Investor, nor any of its Subsidiaries or Affiliates, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Investor, or any of its Subsidiaries or Affiliates have:

(A)	used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(B)	made any direct or indirect unlawful payment to any foreign or domestic government official or employee, to any employee or agent of a private entity with which the Issuer does or seeks to do business or to foreign or domestic political parties or campaigns;

(C)	violated or is in violation of any provision of any Anti-Corruption Laws;

(D)	taken, is currently taking or will take any action in furtherance of an offer, payment, gift or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage; or

(E)	otherwise made any offer, bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment.

(iii)	The Issuer and each of its respective Subsidiaries and the Investor and each of its respective Subsidiaries have instituted and has maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with the laws referred to in (iii) above and with this representation and warranty; none of the Issuer, nor any of its Subsidiaries or Affiliates will directly or indirectly use the proceeds of the Utilisations or lend, contribute or otherwise make available such proceeds to any subsidiary, Affiliate, joint venture partner or other person or entity for the purpose of financing or facilitating any activity that would violate the laws and regulations referred to in (iii) above.

(iv)	To the knowledge of the Issuer and the Investor, there are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Corruption Laws by the Issuer, its Subsidiaries or Affiliates, or any of their respective current or former directors, officers, employees, stockholders, representatives or agents, or other persons acting or purporting to act on their behalf.

(r)	No violation of Sanctions Laws and similar rules

(i)	Neither the Issuer nor any of its Subsidiaries, nor any director, officer, employee, agent, Affiliate or other person associated with or acting on behalf of the Issuer or any of its Subsidiaries or Affiliates is, or is directly or indirectly owned or controlled by, a person that is currently the subject or the target of any Sanctions Laws or is a Blocked Person applicable to the Issuer.

(ii)	Neither the Issuer, any of its Subsidiaries, nor any director, officer, employee, agent, Affiliate or other person associated with or acting on behalf of the Issuer or any of its Subsidiaries or Affiliates, is located, organized or resident in a country or territory that is the subject or target of a comprehensive embargo, Sanctions Laws or Sanctions Programs prohibiting trade with a Sanctioned Country;

(iii)	The Issuer maintains in effect and enforces policies and procedures designed to ensure compliance by the Issuer and its Subsidiaries with applicable Sanctions Laws and Sanctions Programs.

(iv)	Neither the Issuer, any of its Subsidiaries, nor any director, officer, employee, agent, Affiliate or other person associated with or acting on behalf of the Issuer or any of its Subsidiaries or Affiliates, acting in any capacity in connection with the operations of the Issuer, conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any applicable Sanctions Laws or Sanctions Programs applicable to the Issuer.

(v)	Neither the Issuer nor any director, officer, agent, employee or Affiliate of the Issuer or any of its Subsidiaries, is engaged in the mining or exploration (or holds any license or option to mine or explore) for conflict minerals.

(vi)	The Issuer and its Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are applicable to the Issuer and its subsidiaries and effective as of the date hereof.

(vii)	Neither the Issuer nor any of its Subsidiaries or Affiliates is subject to BCA and to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Neither the Issuer nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Issuer nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(viii)	For the past 5 (five) years, the Issuer and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions Laws, Sanctions Programs or with any Sanctioned Country applicable to the Issuer.

(ix)	No action of the Issuer or any of its Subsidiaries in connection with:

(A)	the execution, delivery and performance of this Agreement and the other Finance Documents;

(B)	the issuance and sale of the Issuer Shares; or

(C)	the direct or indirect use of proceeds from the Facility or the consummation of any other transaction contemplated hereby or by the other Finance Documents or the fulfillment of the terms hereof or thereof, will result in the proceeds of the transactions contemplated hereby and by the other Finance Documents being used, or loaned, contributed or otherwise made available, directly or indirectly, to any Subsidiary, joint venture partner or other person or entity, for the purpose of:

(1)	unlawfully funding or facilitating any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions Laws or Sanctions Programs;

(2)	unlawfully funding or facilitating any activities of or business in any Sanctioned Country; or

(3)	in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions Laws or Sanctions Programs.

(x)	Neither the Investor nor any of its Subsidiaries, nor any director, officer, employee, agent, Affiliate or other person associated with or acting on behalf of the Investor or any of its Subsidiaries or Affiliates is, or is directly or indirectly owned or controlled by, a person that is currently the subject or the target of any Sanctions Laws or is a Blocked Person.

(xi)	Neither the Investor, any of its Subsidiaries, nor any director, officer, employee, agent, Affiliate or other person associated with or acting on behalf of the Investor or any of its Subsidiaries or Affiliates, is located, organized or resident in a country or territory that is the subject or target of a comprehensive embargo, Sanctions Laws or Sanctions Programs prohibiting trade with a Sanctioned Country;

(xii)	The Investor maintains in effect and enforces policies and procedures designed to ensure compliance by the Investor and its Subsidiaries with applicable Sanctions Laws and Sanctions Programs.

(xiii)	Neither the Investor, any of its Subsidiaries, nor any director, officer, employee, agent, Affiliate or other person associated with or acting on behalf of the Investor or any of its Subsidiaries or Affiliates, acting in any capacity in connection with the operations of the Investor, conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any applicable Sanctions Laws or Sanctions Programs.

(xiv)	The Investor is not in violation of any of the sanctions imposed pursuant to the Countering America's Adversaries Through Sanctions Act.

(xv)	Neither the Investor nor any director, officer, agent, employee or Affiliate of the Investor or any of its Subsidiaries, is engaged in the mining or exploration (or holds any license or option to mine or explore) for conflict minerals.

(xvi)	Neither the Investor nor any of its Subsidiaries or Affiliates is subject to BCA and to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Neither the Investor nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Investor nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(xvii)	For the past 5 (five) years, the Investor and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions Laws, Sanctions Programs or with any Sanctioned Country.

(xviii)	No action of the Investor or any of its Subsidiaries in connection with:

(A)	the execution, delivery and performance of this Agreement and the other Finance Documents;

(B)	the issuance and sale of the Investor Shares; or

(C)	the direct or indirect use of proceeds from the Facility or the consummation of any other transaction contemplated hereby or by the other Finance Documents or the fulfillment of the terms hereof or thereof, will result in the proceeds of the transactions contemplated hereby and by the other Finance Documents being used, or loaned, contributed or otherwise made available, directly or indirectly, to any Subsidiary, joint venture partner or other person or entity, for the purpose of:

(1)	unlawfully funding or facilitating any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions Laws or Sanctions Programs;

(2)	unlawfully funding or facilitating any activities of or business in any Sanctioned Country; or

(3)	in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions Laws or Sanctions Programs.

(s)	Valid issuance of Converted Shares/ If and when issued upon the exercise by the Investor of the Conversion Right, the Converted Shares will have been validly issued to the Investor.

(t)	Compliance with the laws governing the issuance of Converted Share: The Issuer has complied with and will at all times comply with all applicable laws and regulations (including, without limitation, stock exchange regulations) which are relevant in connection with the issuance and listing of any Converted Shares to be delivered to the Investor upon the exercise by the Investor of the Conversion Right.

(u)	Status of the Notes: The creation, issue and delivery of the Notes in accordance with the terms of the Notes Documents are not subject to any pre-emptive or similar rights. Upon creation, issue and delivery in accordance with the terms of the Notes Documents, the Notes will constitute the Issuer's direct, general, unconditional and unsubordinated obligations which will at all times rank pari passu in all respects among themselves and at least pari passu in right of payment with all other present and future unsubordinated obligations of the Issuer, save for such obligations as may be mandatorily preferred by reason of any bankruptcy, insolvency, liquidation or other similar laws of general application.

(v)	Directed selling efforts: None of the Issuer nor any of their affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on its or their behalf, has engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) with respect to the Notes.

(w)	Foreign issuer and U.S. market interest: The Issuer is a "foreign issuer" (as such term is defined in Regulation S) which reasonably believes that there is no "substantial U.S. market interest" (as such term is defined in Regulation S) in the Issuer's debt securities.

(x)	At arm's length transaction: The Issuer acknowledges and agrees that the Investor is acting solely in the capacity of an arm's length purchaser with respect to the transactions contemplated by the Notes Documents. The Issuer further acknowledges that the Investor (nor any of its Affiliates) is not acting as a financial advisor or fiduciary of the Issuer (or in any similar capacity) with respect to the transactions contemplated by the Notes Documents, and any advice given by the Investor or any of their representatives or agents in connection with the transactions contemplated by the Notes Documents is merely incidental to the Investor's commitment to enter into the Investment. The Issuer further represents to the Investor that its decision to enter into the transactions contemplated by the Notes Documents has been based solely on the independent evaluation by the Issuer and its representatives.

(y)	Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Notes Documents and the Warrant Agreement, the Issuer confirms that neither it nor to its knowledge any other person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed. All of the disclosure furnished by or on behalf of the Issuer to the Investor regarding the Issuer and its subsidiaries, their respective businesses and the transactions contemplated hereby, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by the Issuer during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading.

5.2.	Times when Representations are made

(a)	All the representations and warranties contained in Clause 5.1 (Issuer's Representations) are made by the Issuer on the date of this Agreement except for the representations and warranties set out in paragraph (1) of Clause 5.1 (Issuer's Representations) which are deemed to be made by the Issuer on the date of this Agreement and on the Initial Notes Tranche Closing Date.

(b)	The Repeating Representations are deemed to be made by the Issuer on the date of each Closing Date and on the first day of each calendar quarter.

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

6.	INDEMNITIES

6.1.	Other indemnities

The Issuer shall indemnify the Investor against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Issuer to pay any amount due under a Notes Document on its due date or to deliver any Issuer Shares to the Investor pursuant to the terms of this Agreement;

(c)	a Note (or part of its Principal Amount) not being redeemed in accordance with a Redemption Notice given by the Issuer or investigating any event which it reasonably believes is a Default;

(d)	the Investor acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(e)	the Investor instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement, to the extent reasonably required.

7.	COVENANTS OF THE ISSUER

7.1.	Share Coverage

The Issuer shall ensure that is has reserved and available exclusively for the Issuer in case of the conversion of any Notes, at all times when Notes are outstanding, a number of shares (reserved treasury shares and reserved unissued shares from conditional share capital) equal to 150% of the outstanding aggregate principal amount converted into CHF using the Noteholder's Rate of Exchange divided by the applicable Conversion Price B.

7.2.	ADS / Issuer Shares Eligibility

The Issuer shall, at all times, (i) maintain the trading of ADS at NASDAQ and (ii) allow the fungibility / conversion of Issuer Shares into ADS trading at NASDAQ and vice versa. The Issuer shall be permitted at any time to replace its current ADS program at NASDAQ with another ADS program or replace the listing of its ADS on NASDAQ with a listing of shares on NASDAQ.

7.3.	Taxes

The Issuer shall pay the issuance stamp duty (if any) and pay, or respectively reimburse the Investor in respect to, any documentary, stamp, stamp duty or other Taxes and duties and any related interest or related penalties on, and VAT (if any) payable in respect of the execution of this Agreement or any other Notes Document, or the issue, subscription and delivery of the Notes to the Investor, which are or may be payable in Switzerland except for any income tax on capital gains from the sale of Notes and any Tax on or determined by reference to the income of the Investor that is subject to Tax on a net income basis, it being understood that the Issuer shall not be liable for any such Tax arising from the subsequent transfer of the Notes.

7.4.	Announcements

The Issuer shall not, and the Issuer shall ensure that none of its Subsidiaries or Affiliates will, without the Investor's prior consent (such consent not to be unreasonably withheld), make any press release or other public announcement referring to this Agreement, any Notes Document or the Warrant Agreement or the Investor, except to the extent this is required by any applicable laws or regulations, including stock exchange regulations, in which event the Issuer shall consult to the extent permissible under applicable laws or regulations, including stock exchange regulations, with the Investor.

7.5.	Notification

The Issuer shall notify the Investor promptly of any change affecting any representations, warranties, agreements and indemnities under any Notes Document at any time prior to payment of the applicable Subscription Price being made to the Issuer on the applicable Closing Date and take such steps as may be reasonably requested by the Investor to remedy the same.

7.6.	Use of Proceeds

The Issuer shall use the net proceeds received by it from the issue and delivery of the Notes for general corporate and corporate development purposes. The Investor is not bound to monitor or verify the application of the net proceeds received by the Issuer from the issue and delivery of the Notes.

7.7.	Sanctions

The Issuer shall not, and the Issuer shall ensure that no other member of the Group will, directly or indirectly, use the proceeds of the issue and delivery of the Notes pursuant to this Agreement, or lend, contribute or otherwise make available such proceeds to any member of the Group, joint venture partner or other person:

(a)	to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions;

(b)	to fund or facilitate any activities of or business in any Sanctioned Country; or

(c)	in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as advisor, investor or otherwise) of Sanctions.

7.8.	Directed Selling Efforts

The Issuer shall not, and the Issuer shall ensure that none of its affiliates (as defined in Rule 405 under the Securities Act) nor any person acting on its or their behalf will, engage in any "directed selling efforts" (as defined in Regulation S) with respect to the Notes.

7.9.	Anti-Money Laundering, Anti-Corruption etc.

The Issuer shall, and the Issuer shall ensure that each other member of the Group will, comply with all applicable Anti-Money Laundering Laws, all applicable Anti-Corruption Laws and all other Applicable Laws. The Investor shall, and the Investor shall ensure that each other member of the Group will, comply with all applicable Anti-Money Laundering Laws, all applicable Anti-Corruption Laws and all other Applicable Laws.

8.	COVENANTS OF THE INVESTOR

8.1.	Short Positions

From the date of this Agreement and for so long as any Notes are held by the Investor, neither the Investor nor any of its Affiliates shall borrow Issuer Shares from any third party to open any short positions in the Issuer Shares.

8.2.	Trade Volumes

The Investor hereby covenants that with respect to any given week (i.e. 5 Trading Days) during the term of this Agreement, the Investor shall not trade Shares which represent more than the lower of a total value traded of USD 2,500,000 in such week or fifteen per cent (15%) of the total trading volume of such week (as measured by total trading volume on the exchange on which the Shares and/or ADSs being traded are listed), unless both Parties mutually agree that such trading restrictions shall be lifted.

8.3.	Trade Volume Reporting

The Investor hereby covenants that it will provide a excel spreadsheet monthly report demonstrating compliance with the covenant in 8.2. The report will contain a table setting out a) the date of the sales b) the approximate percentage of volume within ranges of 2.0%

9.	CONDITIONS PRECEDENT

9.1.	Investor's Conditions Precedent to Initial Notes Tranche Closing

The Investor shall only be obliged to subscribe and pay for the Notes pertaining to the Initial Notes Tranche if the following conditions are satisfied in form and substance satisfactory to the Investor:

(a)	Closing Documents: The Issuer shall have delivered to the Investor each Notes Document and all other related documents, each duly executed by all parties thereto and dated no later than the Initial Notes Tranche Closing Date.

(b)	Authorisations: The Issuer shall have delivered to the Investor:

(i)	a copy of the constitutional documents of the Issuer;

(ii)	a copy of a resolution of the board, or, if applicable, a committee of the board of directors of the Issuer:

(A)	approving the terms of, and the transactions contemplated by, the Notes Documents and the Warrant Agreement and resolving that it execute, deliver and perform the Notes Documents and the Warrant Agreement;

(B)	reserving exclusively in view of the potential exercise of the conversion rights in connection with the Notes (i) sufficient unissued shares under the Issuer's conditional share capital according to art. 4b of the articles of incorporation and/or (ii) sufficient treasury shares to meet the share coverage requirement of 150% pursuant to Clause 7.1;

(C)	allocating a sufficient number of unissued shares under the Issuer's conditional share capital according to art. 4b of the articles of incorporation and/or treasury shares for the potential exercise of the Warrants;

(D)	excluding the advance subscription rights of shareholders (Vorwegzeichnungsrecht) in connection with the issuance of these Notes and Warrants;

(E)	authorising a specified person or persons to execute the Notes Documents and the Warrant Agreement on its behalf; and

(F)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Notes Documents and the Warrant Agreement.

(c)	Accuracy of Representations: The Investor shall have been satisfied (acting reasonably) that:

(i)	the Issuer's representations and warranties contained in each Notes Document to which it is a party shall in all material respects be true, accurate and correct on, and as if made on, the Initial Notes Tranche Closing Date; and

(ii)	the Issuer shall have performed all of its obligations under each Notes Document to which it is a party that are required to be performed on or before the Initial Notes Tranche Closing Date.

(d)	No Event of Default, no Material Adverse Change and no Change of Control: There shall not have occurred any Event of Default or any event or circumstance which would reasonably be expected to have a Material Adverse Effect or constitute a Change of Control.

(e)	Execution of the Warrant Agreement: The Issuer shall have delivered to the Investor the Warrant Agreement executed by the Issuer.

9.2.	Investor's Conditions Precedent to Second to Fifth Notes Tranche Closing

The Investor shall be obliged to subscribe and pay for the Notes pertaining to each of the Second Notes Tranche, the Third Notes Tranche, the Fourth Notes Tranche and the Fifth Notes Tranche within 20 Business Days, only if and when the following conditions are satisfied in form and substance satisfactory to the Investor for each such Tranche:

(a)	Share price requirement: The daily VWAP for Issuer Shares remained at or above 130% of the applicable Fixed Conversion Price for a period of 30 consecutive Trading Days during the period immediately preceding the date on which the Issuers submits to the Investor the Subscription Notice.

(b)	Accuracy of Representations: The Investor shall have been satisfied (acting reasonably) that:

(i)	the Issuer's representations and warranties contained in each Notes Document to which it is a party shall in all material respects be true, accurate and correct on, and as if made on, the respective Tranche Closing Date; and

(ii)	the Issuer shall have performed all of its obligations under each Notes Document to which it is a party that are required to be performed on or before the respective Tranche Closing Date.

(c)	No Event of Default, no Material Adverse Change and no Change of Control: There shall not have occurred any Event of Default or any event or circumstance which would reasonably be expected to have a Material Adverse Effect or constitute a Change of Control.

9.3.	Investor's conditions precedent to each Additional Notes Tranche Closing

The Investor shall only be obliged to subscribe and pay for the Notes pertaining to the relevant Additional Notes Tranche if the following conditions are satisfied, in each case in form and substance reasonably satisfactory to the Investor:

(a)	Agreement on Additional Notes Tranche: The Issuer and the Investor have agreed upon the aggregate principal amount of the relevant Additional Notes Tranche, it being understood that neither the Issuer nor the Investor has any obligation to agree on the issuance of and/or the subscription and payment for, as applicable, any Additional Notes Tranche and the Notes pertaining thereto.

(b)	Accuracy of Representations: The Investor shall have been satisfied (acting reasonably) that:

(i)	the Issuer's representations and warranties contained in each Notes Document to which it is a party shall in all material respects be true, accurate and correct on, and as if made on, the applicable Additional Notes Tranche Closing Date; and

(ii)	the Issuer shall have performed all of its obligations under each Notes Document to which it is a party that are required to be performed on or before the applicable Additional Notes Tranche Closing Date.

(c)	No Event of Default, no Material Adverse Change and no Change of Control: There shall not have occurred any Event of Default or any event or circumstance which would reasonably be expected to have a Material Adverse Effect or constitute a Change of Control.

9.4.	Waiver

The Investor may, in its sole discretion, waive compliance in particular with the whole or any part of Clause 9.1 (Investor's Conditions Precedent to Initial Notes Tranche Closing) and/or Clause 9.12 (Investor's Conditions Precedent to Second Tranche Closing) and/or Clause 9.3.3 (Investor's Conditions Precedent to each Additional Notes Tranche Closing).

9.5.	Notification of Satisfaction or Waiver of Conditions Precedent

Upon a request of the Issuer, the Investor shall inform the Issuer on the status of the satisfaction of the conditions specified in Clause 9.1 (Investor's Conditions Precedent to Initial Notes Tranche Closing) and Clause 9.2 (Investor's Conditions Precedent to Second Tranche Closing) and Clause 9.3 (Investor's Conditions Precedent to each Additional Notes Tranche Closing). For the avoidance of doubt, upon being satisfied with the completion of all, or the waiver of all or any, of the relevant conditions, the Issuer shall be obliged to issue the Notes under the respective Tranche.

10.	TERMINATION

10.1.	Grounds for Termination

(a)	Notwithstanding anything contained in this Agreement, this Agreement may be terminated at any time:

(i)	prior to any applicable Closing Date by the Investor if there shall have been a failure by the Issuer to perform any of its covenants or obligations under any Notes Document to which it is a party or if there shall have come to the Investor's notice any breach of, or any event rendering untrue or incorrect in any material respect, any representation or warranty made by the Issuer under any Notes Document to which it is a party (or any deemed repetition thereof) and such failure or misrepresentation is incapable of being cured or, if capable of being cured, has not been cured within 30 days after the Investor have delivered written notice thereof to the Issuer; or

(ii)	prior to any applicable Closing Date by the Issuer or the Investor with mutual written consent.

(b)	Any Party that wishes to terminate this Agreement pursuant to paragraph (a) above shall deliver written notice of such termination to the other Party.

10.2.	Consequences of Termination

Upon such notice of termination being given by a Party to the other Party in accordance with Clause 10.1 (Grounds for Termination), this Agreement shall terminate and each Party shall be released and discharged from their respective remaining obligations under this Agreement, except that:

(a)	such termination shall not affect (i) the Issuer's obligations and liabilities which have come into existence prior to the effective date of such termination and (ii) the Parties' obligations and liabilities which will come into existence with respect to any Tranche which was already outstanding as of the effective date of such termination;

(b)	the Issuer shall remain liable under Clause 11.1 (Issuer's Expenses) and Clause 11.2 (Investor's Expenses) for the payment of all costs and expenses already incurred prior to and in consequence of such termination; and

(c)	the Issuer shall remain liable under Clause 6 (Indemnity) in respect of any cause of action accrued or any liability arising before or in relation to such termination.

11.	COSTS AND EXPENSES

11.1.	Issuer's Expenses

The Issuer shall bear and pay all expenses (together with VAT where applicable) incidental to the Investment, including all expenses in connection with the issue, subscription and delivery of the Notes, the preparation and printing of the Notes Documents and any other document relating to the issue, subscription and delivery of the Notes.

11.2.	Investor's Expenses

The Issuer shall pay the Investor all costs and expenses up to a maximum of USD30,000 incurred by it in connection with the negotiation, preparation, and execution of any Notes Document prior to the execution of this Agreement by the Initial Notes Tranche Closing, whereby the corresponding amount shall be deducted directly from the Initial Notes Tranche Subscription Price.

11.3.	Amendment Costs

If the Issuer requests any material amendment, waiver or consent the Issuer shall, within ten (10) Business Days of demand, reimburse the Investor for the amount of all costs and expenses (including legal fees) reasonably incurred by the Investor in responding to, evaluating, negotiating or complying with that request or requirement.

11.4.	Enforcement and Preservation Costs

The Issuer shall, within ten (10) Business Days of demand, pay to the Investor the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Notes Document and any proceedings instituted by or against the Issuer as a consequence of enforcing these rights.

11.5.	Survival of Provisions

The Issuer shall make the payments provided for in Clause 11.1 (Issuer's Expenses) and Clause 11.2 (Investor's Expenses) whether or not the Investment is completed.

12.	CONFIDENTIALITY; NON-PUBLIC INFORMATION

(a)	Each Party must keep confidential any information supplied to it in connection with the Notes Documents. However, each Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach of this Clause by the disclosing Party;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation, including stock exchange regulations;

(iv)	to another Party, subject to paragraph (b) of this Clause 12;

(v)	to a governmental, banking, taxation or other regulatory Authority;

(vi)	in connection with a potential transfer of Notes or rights and obligations under this Agreement;

(vii)	to its professional advisers; or

(viii)	with the consent of the other Party.

(b)	Except with respect to the material terms and conditions of the transactions contemplated by the Notes Documents and the Warrant Agreement, the Issuer covenants and agrees that neither it, nor any other person acting on its behalf will provide the Investor or its agents or counsel with any information that constitutes, or the Issuer reasonably believes constitutes, material non-public information, unless prior thereto the Investor shall have consented to the receipt of such information. To the extent that the Issuer, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates delivers any material, non-public information to the Investor without the Investor's prior written consent, the Issuer hereby covenants and agrees that the Investor shall not have any duty of confidentiality to the Issuer, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates. To the extent that any notice provided by the Issuer to the Investor contains, material, non-public information regarding the Issuer or any Subsidiaries, the Issuer shall simultaneously publish a press release disclosing the respective material, nonpublic information in accordance with the rules of the relevant stock exchanges..

13.	NOTICES

13.1.	Communication in writing

Any communication to be made under or in connection with the Notes Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

13.2.	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Notes Documents is:

(a)	in the case of any of the Issuer:

WISeKey International Holding AG

General-Guisan-Strasse 6

6300 Zug

Switzerland

Attn.: Peter Ward, Chief Financial Officer
Email: pward@wisekey.com

cc: nverjus@wisekey.com

      azinser@wisekey.com

      johara@wisekey.com

(b)	in the case of the Investor:

L 1 Capital Global Opportunities Master Fund

Attn.: Joel Arber

161a Shedden Road

One Artillery Court

Grand Cayman KY1-1001

Cayman Islands

E-Mail: jarber@l1.com.au

with a copy to (which shall not constitute notice):

Pestalozzi Attorneys at Law

Attn.: Christian Leuenberger

Loewenstrasse 1, 8001 Zurich

Switzerland

Email: Christian.leuenberger@pestalozzilaw.com

or any substitute address or email address or department or officer as any Party may communicate to the other Party by not less than five (5) Business Days' notice.

13.3.	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Notes Documents will only be effective:

(i)	if by way of letter, unless actually received earlier by the addressee, on the fifth (5th) Business Day (provided that a copy of the notice has also been sent by email on the date of dispatch); or

(ii)	if by way of email, when it has been received by the addressee in readable form;

and, if a particular department or officer is specified as part of its address details provided under Clause 12.213.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Investor or the Issuer will be effective only when actually received by the Investor or the Issuer and then only if it is expressly marked for the attention of the department or officer identified in Clause 13.2 (Addresses) (or any substitute department or officer as the Investor shall specify for this purpose).

(c)	Any communication or document which becomes effective, in accordance with paragraphs(a) and (b) above, after 9:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

13.4.	Electronic communication

Both Parties agree that any communication and information made between them as well as between them and their external advisers and consultants may be made by encrypted or unencrypted electronic mail or other electronic means, as an accepted form of communication, unless and until notified to the contrary. Each Party confirms to have been made aware of the special risks involved in using email and acknowledges and agrees that the other Party does not accept any liability, warranty or responsibility in respect thereof.

13.5.	English language

(a)	Any notice given under or in connection with any Notes Document must be in English.

(b)	All other documents provided under or in connection with any Notes Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Investor, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

14.	OTHER EQUITY-LINKED FINANCING

As long as any Notes are outstanding, the Issuer and any of its Subsidiaries or Affiliates shall not drawdown any variable rate equity financings currently in place or participate in any new variable rate equity financings. For the avoidance of doubt, this does not apply to the currently existing agreements with Nice & Green SA and the Yorkville SEDA. To the extent that the Issuer has, under any variable rate equity financing already drawn-down, the right to repay the counterparty in cash instead of Issuer Shares, the Issuer hereby undertakes towards the Investor to repay the counterparty in cash, except for the balance of Convertible Notes outstanding under the first agreement with Alpha Blue Ocean (a total of CHF 160,000) which may be repaid in shares. For the avoidance of doubt, the Issuer confirms that the Issuer has the right to repay in cash any draw-downs under the equity-linked investment with Alpha Blue Ocean announced on 7 May 2021.

15.	NEGATIVE PLEDGE

Following the Initial Notes Tranche Closing Date and as long as Notes are outstanding, the Issuer shall not grant or create, in connection with any Financial Indebtedness, any mortgage, lien, pledge, charge or any other security interest or encumbrance of any kind on any asset of the Issuer in connection with the financing of any acquisition of a target that has revenues of less than US$ 5m (LTM). For the avoidance of doubt, this does not limit the Issuer from (i) restructuring a secured financing arrangement to the extent no new or other security or additional collateral is granted in connection with the restructuring or (ii) granting liens on personal property which is purchased from a creditor.

16.	RIGHT OF FIRST REFUSAL ON FINANCINGS

Following the signing of this Agreement until the later of (i) 12 months following the signing of this Agreement and (ii) as long as any Note is outstanding, the Investor shall have a first right of refusal on any equity and/or debt financings the Company intends to obtain. The Investor shall exercise such right of first refusal within 3 Trading Days of the receipt of a notice from the Issuer setting forth all details required for the Investor to make a decision with respect to the exercise of the right of first refusal. For the avoidance of doubt, this also applies to any potential drawdown under the Yorkville SEDA facility.

17.	PARTIAL INVALIDITY

If, at any time, any provision of a Notes Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

18.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Investor, any right or remedy under a Notes Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Notes Document. No election to affirm any Notes Document on the part of the Investor shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Notes Document are cumulative and not exclusive of any rights or remedies provided by law.

19.	AMENDMENTS AND WAIVERS

Any term of the Notes Documents (including this Clause) may be amended or waived only with the consent of the Investor and the Issuer.

20.	ASSIGNMENTS AND TRANSFERS

(a)	The Investor may assign and transfer all or any of its rights, benefits and obligations under this Agreement to any of its Affiliates or its successors. Prior to the occurrence of an Event of Default, such assignments and transfers (as well as exposure transfers) will be permissible only as long as the Swiss Non-Bank Rules are respected.

(b)	Except for any transfer pursuant to paragraph (a) of this Clause 20 and further provided that these assignments or transfers are to a Swiss Qualifying Bank, no Party shall be entitled to assign and transfer all or any of its rights, benefits and obligations under this Agreement without the other Parties' prior written consent, provided that the Investor shall not be required to obtain the Issuer's consent in connection with the grant of any security (including any charge or assignment, by way of security) over any of the Investor's rights under this Agreement in favour of any of its lenders or other persons providing to that Investor any loan or other financing arrangement for the Investor's subscription of all or a portion of the Notes to be subscribed by it pursuant to this Agreement, provided such grant of security does not lead to a violation of the Swiss Non-Bank Rules. For the avoidance of doubt, it shall not be reasonable for the Issuer to withhold its consent as long as there are not more than five lenders that are not Swiss Qualifying Banks in aggregate under this Agreement.

(c)	For the avoidance of doubt, this Clause 20 shall not apply to the transfer by the Investor of any Notes, which transfers are solely governed by the Conditions.

21.	NON-DISCLOSURE OF NON-PUBLIC INFORMATION

The Issuer covenants and agrees that it shall refrain from disclosing, and shall cause its officers, directors, employees, advisors and agents to refrain from disclosing, any material non-public information to the Investor without also disseminating such information to the public.

22.	ENTIRE AGREEMENT

This Agreement (including the Schedules hereto and the documents and instruments referred to in this Agreement that are to be delivered pursuant to this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

23.	COUNTERPARTS AND CONCLUSION OF CONTRACT

(a)	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

(b)	This Agreement may be concluded by an exchange of signed signature pages, transmitted by way of fax or attached as an electronic photocopy (.pdf, .tif, etc.) to email.

24.	GOVERNING LAW AND JURISDICTION

24.1.	Governing law

This Agreement is governed by the laws of Switzerland.

24.2.	Jurisdiction

Each Party agrees that any legal action arising out of or relating to this Agreement, including actions relating to disputes on the conclusion, validity or amendment of this Agreement, must be brought exclusively before the competent courts of the City of Zurich, Switzerland (venue being Zurich 1).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SIGNATURE PAGE

SUBSCRIPTION AGREEMENT

THE ISSUER

WISEKEY INTERNATIONAL HOLDING AG

/s/ Carlos Moreira		/s/ Peter Ward
Name:	Carlos Moreira	Name:	Peter Ward
Title:	Chairman of the board of directors	Title:	Member of the board of directors

THE INVESTOR

L1 Capital Global Opportunities Master Fund

/s/ David Feldman
By:	L1 Capital Global Opportunities Master Fund
Title:	General Partner

SCHEDULE 1

TERMS AND CONDITIONS

The issue of up to US$22,000,000 unsecured convertible notes due on the applicable Maturity Date (as defined below) (the "Notes") of WISeKey International Holding AG (the "Issuer"), a stock corporation (Aktiengesellschaft) (company registration number CHE-143.782.707) incorporated under the laws of

Switzerland, on June 2021 (the "Initial Issue Date") and any other Relevant Issue Date (as defined below) was authorised by resolutions of the Issuer's board of directors on June 2021. The Notes are

(a) constituted by, and subject to and have the benefit of, these terms and conditions of the Notes dated June 2021 ("these Conditions"), and (b) subject to and have the benefit of any other agreement, instrument or other document from time to time entered into between the Issuer and the Noteholders.

The Notes are convertible for registered shares (each, an "Issuer Share" and together the "Issuer Shares"), with a current nominal value of CHF 0.05 each, subject to and in accordance with these Conditions.

These Conditions govern the rights and obligations of the Issuer and each Noteholder in relation to the Notes. Each Noteholder is entitled to the benefit of, is bound by, and is deemed to have notice of, all the provisions of these Conditions and any other Notes Document from time to time entered into between the Issuer and the Noteholders applicable to them. Copies of each Notes Document are available for inspection during normal business hours at the Registered Office.

1.	FORM, DENOMINATION AND TITLE

(a)	Denomination: The Notes will be issued in denominations of US$100,000 each (the "Principal Amount").

(b)	Form: The Notes and all rights in connection therewith are issued in uncertificated form in accordance with article 973c of the Swiss Federal Code of Obligations of 30 March 1911, as amended (the "CO") as uncertificated securities (Wertrechte) ("Uncertificated Securities") that will be created by the Issuer by means of a registration in its Register of Uncertificated Securities.

(c)	Transfer and Ownership: Subject to the consent of the Issuer (which consent shall not be unreasonably be withheld), each Noteholder may transfer the Notes held by it (or any of them) to any other person. Transfers (as well as exposure transfers; including sub-participations) will be permissible only as long as the Swiss Non-Bank Rules are respected. For the avoidance of doubt, transfers shall always be permissible as long as there are not more than five lenders that are not Swiss Qualifying Banks in aggregate under this Agreement. The Notes may only be transferred or otherwise disposed of by way of a written declaration of assignment (Abtretungserklarung) of the transferring Noteholder or an assignment agreement (Abtretungsvertrag) entered into between the transferring Noteholder and the transferee. The transfer shall only be effective with the entry of the transferee in the Register (as defined below).

(d)	Delivery: The Conversion of the Uncertificated Securities into a permanent global certificate (Globalurkunde auf Dauer) or individually certificated notes (Wertpapiere) is excluded. Neither the Issuer nor the Noteholders nor any third party shall at any time have the right to effect or demand the Conversion of the Uncertificated Securities into, or the delivery of a permanent global certificate (Globalurkunde auf Dauer) or individually certificated securities (Wertpapiere). No physical delivery of the Notes shall be made.

2.	STATUS

The Notes constitute the Issuer's direct, unconditional and unsubordinated obligations and rank and will at all times rank pari passu in all respects among themselves and at least pari passu in right of payment with all other present and future unsecured and unsubordinated obligations of the Issuer, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application.

3.	REGISTRATION

(a)	Register: The Issuer shall (i) keep a register (the "Register") at its registered office (the "Registered Office"); and (ii) subject to paragraph (b) of this Condition 3, cause to be entered on the Register in respect of each Noteholder who has identified itself as being a Noteholder, its name and address; details of its securities account; its telephone numbers and its relevant contact persons; the names of its authorised signatories; and the particulars of the Notes held by it.

(b)	The Issuer shall register the transfer of any Note only upon presentation by the transferee of:

(i)	a declaration of assignment (Abtretungserkldrung) or an assignment agreement (Abtretungsvertrag) evidencing the transfer, duly executed by the transferor; or

(ii)	any other applicable evidence that the transferee has title to the Notes.

(c)	Right to Inspect Register: A Noteholder may from time to time notify the Issuer in writing of any change to any information or detail relating to it or its holding of Notes as entered on the Register. The Issuer shall, if so requested by a Noteholder, make available the information regarding such Noteholder in the Register for inspection by that Noteholder at the Registered Office at all reasonable times, and shall permit a Noteholder to take a copy of the same.

4.	COVENANTS

(a)	Authorisations: The Issuer shall and shall cause its Subsidiaries and Affiliates to promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any Swiss laws or regulations to:

(i)	enable it to perform its obligations under the Notes Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Notes Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	Delivery of Issuer Shares: The Issuer will, following conversion of a Note, take all necessary actions to procure that the Issuer Shares are delivered to the securities account of the Investor as designated by the Investor.

(c)	Compliance with Laws: The Issuer shall and shall cause its Subsidiaries and Affiliates to comply in all respects with all laws to which it may be subject — including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws or any Sanctions Laws — if failure so to comply has or is reasonably likely to have a Material Adverse Effect. The Investor shall and shall cause its Subsidiaries and Affiliates to comply in all respects with all laws to which it may be subject — including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws or any Sanctions Laws — if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

(d)	Use of Proceeds / Anti-Corruption Laws etc: The Issuer shall and shall cause its Subsidiaries and Affiliates to neither directly nor indirectly use the net proceeds received from the issue and delivery of the Notes for any purpose which would be in breach of any Anti-Corruption Laws, Anti-Money Laundering Laws or any Sanctions Laws. While any amounts owed under this Agreement remain outstanding:

(i)	the Issuer shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Issuer and its Subsidiaries and their directors, officers, employees, agents representatives and Affiliates with Applicable Laws;

(ii)	the Issuer shall comply with all Applicable Laws and will not take any action which will cause the Investor to be in violation of any such Applicable Laws;

(iii)	the business of the Issuer shall not be conducted in violation of Applicable Laws and will not take any action which will cause the Investor to be in violation of any such Applicable Laws;

(iv)	neither the Issuer, nor any of its Subsidiaries or Affiliates, directors, officers, employees, representatives or agents shall:

(A)	conduct any business or engage in any transaction or dealing with or for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person;

(B)	deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the applicable Sanctions Laws, Sanctions Programs, located in a Sanctioned Country, or CAATSA or CAATSA Sanctions Programs;

(C)	use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any illegal activity, including, without limitation, any Anti-Money Laundering Laws, Sanctions Laws, Sanctions Program, Anti-Corruption Laws in any Sanctioned Country or to engage in any manner whether directly or indirectly in the mining or exploration (or acquire, hold or otherwise obtain any license or option to mine or explore) for conflict minerals; or

(D)	violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering Laws, Sanctions Laws, Sanctions Program, Anti-Corruption Laws, CAATSA or CAATSA Sanctions Programs.

(e)	Use of Proceeds /Anti-Corruption Laws etc: The Investor shall and shall cause its Subsidiaries and Affiliates to neither directly nor indirectly use the net proceeds received from the issue and delivery of the Notes for any purpose which would be in breach of any Anti-Corruption Laws, Anti-Money Laundering Laws or any Sanctions Laws. While any amounts owed under this Agreement remain outstanding:

(v)	the Investor shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Investor and its Subsidiaries and their directors, officers, employees, agents representatives and Affiliates with Applicable Laws;

(vi)	the Investor shall comply with all Applicable Laws and will not take any action which will cause the Investor to be in violation of any such Applicable Laws;

(vii)	the business of the Investor shall not be conducted in violation of Applicable Laws and will not take any action which will cause the Investor to be in violation of any such Applicable Laws;

(viii)	neither the Investor, nor any of its Subsidiaries or Affiliates, directors, officers, employees, representatives or agents shall:

(A)	conduct any business or engage in any transaction or dealing with or for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person;

(B)	deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the applicable Sanctions Laws, Sanctions Programs, located in a Sanctioned Country, or CAATSA or CAATSA Sanctions Programs;

(C)	use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any illegal activity, including, without limitation, any Anti-Money Laundering Laws, Sanctions Laws, Sanctions Program, Anti-Corruption Laws in any Sanctioned Country or to engage in any manner whether directly or indirectly in the mining or exploration (or acquire, hold or otherwise obtain any license or option to mine or explore) for conflict minerals; or violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering Laws, Sanctions Laws, Sanctions Program, Anti-Corruption Laws, CAATSA or CAATSA Sanctions Programs.

(f)	Pari passu ranking: The Issuer shall ensure that at all times any unsecured and unsubordinated claims of each Noteholder against it under the Notes Documents rank at least pan passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

(g)	Mergers, Demergers, Reorganisations: The Issuer shall be allowed to

(i)	merge with or into any other person or entity,

(ii)	demerge (i.e. dissolve by means of some or all of the Issuer's assets and liabilities are transferred to one or several other companies),

(iii)	resolve, agree to, or implement any other corporate reorganisation (including, for the avoidance of doubt, a relocation of the Issuer into another jurisdiction than Switzerland) always provided that such merger, demerger, or reorganisation (yy) does not constitute a Material Adverse Event and (zz) the Noteholder shall receive at least equivalent financial and other rights in the surviving, acquiring or reorganized entity.

(h)	No distributions of Issuer Shares: The Issuer shall not make any distributions in the form of Issuer Shares or rights to Issuer Shares.

(i)	Information of the market: As from the Initial Notes Tranche Closing Date, the Issuer shall (i) make available on its website a table in order to follow-up the number of outstanding Warrants, Notes and Shares issued upon conversion of the Notes and (ii) update such table immediately after the receipt of any Warrant Exercise Notice or Conversion Notice.

(j)	Swiss 20 Non Bank Rules: The Issuer shall at any time comply with the Swiss 20 Non-Bank Rules. For the purpose of its compliance with the Swiss 20 Non-Bank Rules the Issuer shall assume that the number of Noteholders which are not Swiss Qualifying Banks shall be deemed to be five (irrespective of whether or not there are, at any time, any such Noteholders). With respect to any deduction on account of Swiss Withholding Tax, this covenant shall not be breached if the number of creditors of the Issuer in respect of the Swiss 10 Non-Bank Rule or the Swiss 20 Non-Bank Rule is exceeded solely as a result of a Noteholder ceasing to be a Swiss Qualifying Bank (other than as a result of any change after the date it became a Noteholder in (or in the interpretation, administration, or application of) any law, treaty or any published practice of any relevant taxing Authority).

(k)	Access: If an Event of Default is continuing or the Noteholder' Representative reasonably suspects an Event of Default is continuing or may occur, the Issuer shall permit the Noteholder' Representative and/or accountants or other professional advisers and contractors of the Noteholder' Representative, subject to any statutory or regulatory limitations under applicable law, free access at all reasonable times and on reasonable notice at the risk and cost of the Issuer to (a) the premises, assets, books, accounts and records of the Issuer and (b) meet and discuss matters with the senior management of the Issuer.

(l)	Information: For so long as any Note is outstanding and subject to restrictions from applicable laws and regulations, the Issuer shall supply to each Noteholder:

(i)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Issuer or any of its Subsidiaries, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(ii)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against the Issuer or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect; and

(iii)	promptly, subject to any statutory or regulatory limitation under applicable law, on request, such further information regarding the financial condition, assets and operations of the Issuer as any Noteholder may reasonably request.

(m)	Notification of Default: The Issuer shall notify each Noteholder of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

5.	DEFINITIONS AND INTERPRETATION

(a)	Definitions: For the purposes of these Conditions:

"Additional Notes Tranche" has the meaning given to it in the Subscription Agreement.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Issuer of that person or any other Subsidiary of that Holding Issuer.

"Anti-Corruption Laws" means all laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, international, as amended from time to time, including without limitation all applicable laws of Switzerland, the United Kingdom, the United States, or any other laws of another jurisdiction which may apply, that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010, and any other laws of another jurisdiction, in each case insofar as applicable to the Issuer and its Affiliates.

"Anti-Money Laundering Laws" means all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, international, as amended from time to time, including without limitation all applicable laws of Switzerland, the United Kingdom, the United States, or any other laws of another jurisdiction which may apply, that relate to money laundering, terrorist financing, financial record keeping and reporting requirements, in each case insofar as applicable to the Issuer and its Affiliates.

"Applicable Laws" means applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines, ordinance or regulation of any governmental entity and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation:

(a)	all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting;

(b)	all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the Anti-Corruption Laws; in each case insofar as applicable to the Issuer and its Affiliates.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Authority" means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business the whole day in New York (NY, United States) and Zurich (Switzerland).

"Cash Interest Rate" means of 6 per cent. per annum.

"Change of Control" means:

(a)	an event or series of events resulting in one or more persons acting in concert owning or controlling 50.01 per cent or more of the votes in the Issuer, except that any increase in voting rights held by Carlos Moreira in excess of 50.01% shall not be considered a Change of Control;

(b)	any person being obliged under the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of June 19, 2015, as amended from time to time, to make a mandatory public offer for all the shares in the Issuer.

For the purposes of this definition "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively cooperate, through the acquisition directly or indirectly of shares of the Issuer by any of them, either directly or indirectly, to obtain control of the Issuer.

"CHF" and "Swiss francs" denote the lawful currency of Switzerland.

"CO" has the meaning given to it in Condition 1(b) (Form, Denomination and Title).

"Conversion Date" has the meaning given to it in Condition 8(g) (Conversion Date).

"Conversion Notice" means each conversion notice in the form set out in Part I of Annex 1 (Form of Conversion Notice).

"Conversion Price" means the higher of (a) the Fixed Conversion Price and (b) Conversion Price B.

"Conversion Price B" means 95% of the lowest daily VWAPs of one Issuer Share, as applicable, during the five (5) consecutive Trading Days ending on (and including) the Trading Day immediately preceding the Conversion Date , rounded down to the nearest Swiss Cent (CHF 0.01). If the number calculated pursuant to the above formula is lower than the nominal value of one Issuer Share, such number shall be deemed to be equal to the nominal value of one Issuer Share, provided the Noteholder receives the Nominal Value Make-Whole Payment.

"Default" means an Event of Default or an event or circumstance specified in Condition 12 (Events of Default) which could with the giving of notice, lapse of time and/or issue of a certificate become an Event of Default.

"Disruption Event" means either or both of:

(c)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments or deliveries of shares to be made in connection with the Notes (or otherwise in order for the transactions contemplated by the Notes Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(d)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment, settlement and/or delivery obligations under the Notes Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Notes Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Event of Default" has the meaning given to it in Condition 13 (Events of Default).

"Ex-Date" means the first day on which the Issuer Shares are traded on the Relevant Exchange without entitlement (ex).

"Exercise Period" has the meaning ascribed to it in paragraph8(d) of Condition 8 (Conversion Notices).

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the accounting principles applicable to the Issuer, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(g)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing;

(h)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account); and

(i)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (g) above.

"Fixed Conversion Price" means

(a)	for the Initial Notes Tranche (i) for an Issuer Share CHF 4.00 for the first 25% of the Convertible Notes of the Initial Notes Tranche, CHF5.00 for the second 25% of the Convertible Notes of the Initial Notes Tranche, CHF6.00 for the third 25% of the Convertible Notes of the Initial Notes Tranche and CHF7.50 for the final 25% of the Convertible Notes of the Initial Notes Tranche;

(b)	for the Second Notes Tranche (i) for an Issuer Share CHF 4.00;

(c)	for the Third Notes Tranche (i) for an Issuer Share CHF 5.00;

(d)	for the Fourth Notes Tranche (i) for an Issuer Share CHF 6.00;

(e)	for the Fifth Notes Tranche (i) for an Issuer Share CHF 7.50, or, in case of share splits or share consolidations, such other price as adjusted in line with the share split or share consolidation.

"Group" means the Issuer and all of its Subsidiaries from time to time.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Initial Issue Date" has the meaning given to it in the preamble to these Conditions. "Initial Notes Tranche" has the meaning given to it in the Subscription Agreement.

"Interest Payment Date" has the meaning given to it in Condition Annex 1Part 16(a) (Interest Accrual).

"Intermediary" means SIS or any other intermediary recognized for the purposes of entering uncertificates securities (Wertrechte) in the main register (Hauptregister) by the Relevant Exchange.

"Issuer" has the meaning given to it in the preamble to these Conditions. "Issuer Shares" has the meaning given to it in the preamble to these Conditions.

"Majority Noteholders" means, at any time, any one or more holders of Notes, or being proxies or representatives in respect of Notes, and representing, in the aggregate, a majority of the aggregate principal amount of all Notes then outstanding.

"Make-whole Amount" means an amount per Note equal to 6% of the Principal Amount.

"Material Adverse Effect" means in the reasonable opinion of the Noteholders' Representative a material adverse effect on:

(f)	the ability of the Issuer to perform its obligations under the Notes or any of the Notes Documents; or

(g)	the listing of the Issuer Shares on SIX or, if the Issuer Shares are no longer admitted to trading on the SIX Swiss Exchange, the principal stock exchange or securities market on which the Issuer Shares are traded.

"Maturity Date" means, with respect Notes pertaining to a particular Tranche, the date falling 24 months after the Relevant Issue Date of such Tranche.

"Nominal Value Make-Whole Payment" has the meaning given to it in Condition 9 (Nominal Value Make Whole).

"Noteholder" or "holder" means, in relation to a Note, the person in whose name that Note is for the time being registered in the Register (or, in the case of joint holders, the first named thereof) and "holders" shall be construed accordingly.

"Noteholders' Representative" has the meaning given to it in Condition 13 (Events of Default).

"Noteholder's Rate of Exchange" means the spot rate of exchange available as per Bloomberg at 9am CET on the date of issuance of the relevant Conversion Notice for the purchase of CHF with US$ (US$/CHF).

"Notes" has the meaning given to it in the preamble to these Conditions. "Notes Documents" means, together:

(i)	the Conditions;

(i)	the Register of Uncertificated Securities; and

(ii)	any other document designated as a Notes Document and as agreed between the Majority Noteholders and the Issuer or the Noteholders' Representative and the Issuer, and "Notes Document" means any of them, as the context may require.

"Record Date" means the last Business Day prior to the Ex-Date.

"Redemption Notice" has the meaning given to it in Condition 10(a) (Redemption at the Option of the Issuer).

"Register" has the meaning given to it in Condition 3(a) (Register).

"Register of Uncertificated Securities" means each of the Issuer's register of uncertificated securities (Wertrechtebuch) relating to the Notes.

"Registered Office" has the meaning given to it in Condition 3(a) (Register).

"Relevant Exchange" means (a) in the case of the Issuer, SIX Swiss Exchange or any successor thereof or, if the Issuer Shares are no longer admitted to trading on the SIX Swiss Exchange, the principal stock exchange or securities market on which the Issuer Shares are traded, and (b) in the case of other securities, the principal stock exchange or securities market on which such other securities are traded.

"Relevant Issue Date" means the Initial Issue Date and each other date on which Notes that are subject to the Conditions and form part of any particular Tranche are issued by the Issuer.

"Sanctions Laws" means, in each case to the extent applicable to the Issuer, all economic, financial or other sanctions laws or embargos administered or enforced by a competent governmental Authority, in each case to the extent applicable to the Issuer, including without limitation: (i) the United Nations Security Council; (ii) the European Union; (iii) the governmental institutions and agencies of the United States, including the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC"), and including Public Law No. 115-44, the Countering America's Adversaries Through Sanctions Act; and (iv) the governmental institutions and agencies of the United Kingdom, including Her Majesty's Treasury ("HMT").

"Second Notes Tranche" has the meaning given to it in the Subscription Agreement.

"SIS" means SIX SIS Ltd.

"SIX" means SIX Swiss Exchange Ltd.

"SIX Swiss Exchange" means SIX Swiss Exchange Ltd (or any successor to SIX Swiss Exchange Ltd), or the Swiss stock exchange operated by that company, as the context requires.

"Subsidiary" of a person means any person:

(i)	which is controlled, directly or indirectly, by the first-mentioned person; or

(ii)	more than half the issued (share) capital of which is beneficially owned, directly or indirectly, by the first-mentioned person; or

(iii)	which is a Subsidiary of another Subsidiary of the first-mentioned person; and, for these purposes, a person shall be deemed to be "controlled" by another person if that other person is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Swiss 10 Non-Bank Rule" means the rule that the aggregate number of creditors under this Agreement which are not Swiss Qualifying Banks must not at any time exceed ten (10), if and as long as a violation of this rule may result in Swiss Withholding Tax consequences for the Issuer, in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

"Swiss 20 Non-Bank Rule" means the rule that (without duplication) the aggregate number of lenders (including the Noteholders) other than Swiss Qualifying Banks, of the Issuer under all its outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under the Notes, loans, facilities and/or private placements) must not at any time exceed twenty (20), if and as long as a violation of this rule may result in Swiss Withholding Tax consequences for the Issuer, in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

"Swiss Guidelines" means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt "Verrechnungssteuer auf Zinsen von Bankguthaben, deren Glaubiger Banken sind (Interbankguthaben)" vom 22. September 1986), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inlandischer Schuldner), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 "Kundenguthaben" vom 26. Juli 2011), the practice note 010-DVS-2019 of 5 February 2019 published by the Swiss Federal Tax Administration regarding Swiss Withholding Tax in the Group (Mitteilung 010-DVS-2019-d vom 5 Februar 2019— Verrechnungssteuer: Guthaben im Konzern), the circular letter No. 15 of 3 October 2017 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 "Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben" vom 3. Oktober 2017), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019) and circular letter No. 47 of 25 July 2019 (1-047-VS-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

"Swiss Non-Bank Rules" means, together, the Swiss 10 Non-Bank Rule and the Swiss 20 Non-Bank Rule.

"Swiss Qualifying Bank" means:

(i)	any bank as defined in the Swiss Federal Act on Banks and Savings Banks dated 8 November 1934 (Bundesgesetz uber die Banken und Sparkassen); or

(ii)	a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Swiss Guidelines.

"Swiss Withholding Tax" means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz uber die Verrechnungssteuer) together with the related ordinances, regulations and guidelines.

"Taxes" means any taxes, duties, levies, imposts, assessments or governmental charges of whatever nature or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Theoretical Conversion Price" means 95% of the lowest daily VWAPs of one Issuer Share, as applicable, during the five (5) consecutive Trading Days ending on (and including) the Trading Day immediately preceding the Conversion Date.

"Trading Day" means any day (other than a Saturday or Sunday) on which (i) the Relevant Exchange is open for business and Issuer Shares may be dealt in or (ii) (if the Issuer Shares are not listed or admitted to trading on the Relevant Exchange) closing bid and offered prices are furnished for the Issuer Shares.

"Tranche" means the Initial Notes Tranche, the Second Notes Tranche, the Third Notes Tranche, the Forth Notes Tranche, the Fifth Notes Tranche and any Additional Notes Tranche, as the context requires.

"Voluntary Prepayment Requirement" means that the daily VWAP of the Issuer Shares during the given (5) consecutive Trading Days ending on (and including) the Trading Day immediately preceding the date on which the notice pursuant to Condition 9(b) (Redemption at the Option of the Issuer) is given is lower than the Fixed Conversion Price.

"VWAP" means with respect to any Trading Day, the volume-weighted average price of one Issuer Share published by Bloomberg Page HP (setting Weighted Average Line) or, if there is none, such other source as shall be determined to be appropriate by a Noteholder on such Trading Day, provided that on any Trading Day on which such price is not available or cannot otherwise be determined as provided above, the VWAP of an Issuer Share in respect of such Trading Day shall be the volume-weighted average price, determined as provided above, on the immediately preceding Trading Day on which the same can be so determined.

(b)	Interpretation: Unless a contrary indication appears, a reference in these Conditions to:

(i)	words in the singular shall include the plural and in the plural shall include the singular;

(ii)	principal and/or premium shall be deemed to include any additional amounts which may be payable under Condition 11 (Taxation) or any undertaking given in addition to or substitution for it;

(iii)	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Issuer and the Majority Noteholders or the Issuer and the Noteholders' Representative, or, if not so agreed, is in the form specified by the Majority Noteholders;

(iv)	"assets" includes present and future properties, revenues and rights of every description;

(v)	a "Notes Document" or any other agreement or instrument is a reference to that Notes Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent (including, for the avoidance of doubt, any Financial Indebtedness);

(vii)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other Authority or organisation;

(ix)	a "transferor" or "transferee" of Notes shall include joint transferors and joint transferees, respectively, and shall be construed accordingly;

(x)	"outstanding" in relation to the Notes means all the Notes issued except:

(A)	those which have been redeemed in accordance with these Conditions;

(B)	those in respect of which claims have become prescribed under Condition 12 (Prescription);

(C)	those which have been purchased and cancelled as provided in these Conditions; and

(D)	those in respect of which the Conversion Right has been duly exercised and discharged (and, for the avoidance of doubt, a Note in respect of which a Conversion Date has occurred shall be deemed to remain outstanding until the Conversion Right has been satisfied and discharged even if the holder is removed from the Register during the conversion process), provided that for the purposes of (1) ascertaining the right to attend and vote at any Noteholders' meeting; or (2) determining how many Notes are outstanding for the purposes of Condition 13 (Events of Default) those Notes which are directly or indirectly held by or on behalf of the Issuer or any of its Affiliates and not yet cancelled shall be deemed not to remain outstanding;

(xi)	a provision of law is a reference to that provision as amended or re-enacted;

(xii)	a time of day is a reference to Zurich time unless otherwise specified; and

(xiii)	a Default or Event of Default is "continuing" if it has not been waived.

(c)	Conditions: A reference in these Conditions to a particular Condition is, unless the context otherwise requires, to the numbered paragraph of these Conditions.

6.	INTEREST

(a)	Interest: Subject as provided in this Condition 6, Condition 7 (Payments), Condition 11 (Taxation), each Note bears interest from (and including) its Relevant Issue Date at the Cash Interest Rate, with the interest being payable quarterly in cash or at the election of the Issuer, in Issuer Shares (whereby Conversion Price B shall apply for the calculation of the relevant number of Issuer Shares).

(b)	Cessation of Interest: Each Note shall cease to bear interest and interest shall become payable (i) in the case where a Noteholder has exercised its Conversion Right for that Note pursuant to Condition 8 (Conversion Rights), from the Conversion Date applicable to that exercise; or (ii) in the case where that Note is redeemed pursuant to Condition 10(a) (Redemption at the Option of the Issuer) or Condition 13 (Events of Default), from the due date for redemption thereof unless payment of principal is improperly withheld or refused, in which case interest will continue to accrue at a rate which is 2.5 per cent. higher than the Cash Interest Rate (both before and after judgment) until the day on which all sums due in respect of that Note up to that day are received by or on behalf of that Noteholder.

(c)	Deduction of Swiss Withholding Tax: Should a deduction of Swiss Withholding Tax be required by law to be made by the Issuer in respect of any interest payable by it under this Agreement and should it be unlawful for the Issuer to comply with Condition 11 (Taxation) for any reason (where this would otherwise be required by the terms of Condition 11 (Taxation)), (A) the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment (as provided for in Condition 6 (Interest)) in the absence of this paragraph (c), divided by (ii) 1 minus the rate at which the relevant Swiss Withholding Tax deduction is required to be made (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of one (1) rather than as a percentage), and (B) (i) the Issuer shall be obliged to pay the relevant interest at the adjusted rate in accordance with this paragraph (c). Each relevant Noteholder shall promptly co-operate in completing any procedural formalities to possible reclaim the Swiss Withholding Tax deducted. If and to the extent a Noteholder receives a refund of Swiss Withholding Tax, it shall forward such amount, after deduction of costs, to the Issuer, unless an Event of Default is continuing. Nothing in this paragraph shall interfere with the Noteholder's right to arrange its tax affairs in whatever manner it thinks fit and, without limiting the foregoing, no Noteholder shall be under any obligation to claim any Swiss Withholding Tax refund in priority to any other claims, relieves, credits or deductions available to it.

7.	PAYMENTS

(a)	Payment of Principal and Interest: Payment of principal, interest (after deduction of the then applicable Swiss Withholding Tax: see Condition 11 (Taxation)) and any other payments in cash to be made under these Conditions will be made available (unless a contrary indication appears in a Notes Document) for value on the due date at the time and in such funds specified by the relevant Noteholder as being customary at the time for settlement of transactions in dollars in the place of payment.

(b)	The Issuer undertakes that payments shall be made in freely disposable funds as specified by the relevant Noteholder as being customary at the time for settlement of transactions in dollars in the place of payment without collection cost to the Noteholders, and, unless otherwise provided for by applicable law, without any restrictions and whatever the circumstances may be, irrespective of nationality, residence or domicile of the Noteholders and without requiring any affidavit or the fulfilment of any other formality, except for the fulfilment of the requirement set out in paragraph (c) below.

(c)	Delay in Payment: Noteholders shall not be entitled to any interest or other payment in respect of any delay in payment resulting from the due date for payment not being a Business Day.

8.	CONVERSION RIGHTS

(a)	Conversion Rights: Subject to the other provisions of this Condition 8, each Note shall entitle the holder thereof to convert the Principal Amount of that Note plus interest accrued thereon (calculated on the basis of the Cash Interest Rate) until the Conversion Date (the "Conversion Amount") to be settled by converting the Conversion Amount into Issuer Shares at the Conversion Ratio as determined in accordance with Condition 8(b) (Conversion Ratio and Conversion Price), credited as fully paid. Each such right of a Noteholder to require a conversion of the Conversion Amount into Issuer Shares at the Conversion Ratio is herein referred to as the "Conversion Right" and together the "Conversion Rights" and the settlement of the Conversion Amount via the conversion of such amount into Issuer Shares at the Conversion Ratio is herein referred to as a "Conversion".

(b)	Conversion Ratio and Conversion Price: The conversion ratio (the "Conversion Ratio") will be determined by converting the Conversion Amount into CHF, using the Noteholder's Rate of Exchange on the Conversion Date and dividing the resulting figure by the Conversion Price prevailing on the Conversion Date. Any remainder smaller than CHF 10 shall not be paid.

(c)	Conversion Price B Conversions: Notwithstanding anything to the contrary set out in Condition 8(b) (Conversion Ratio and Conversion Price), the Noteholder shall have the right to:

(i)	convert each calendar month a Conversion Amount of up to 12.5% of the initial aggregate principal amount of all issued Tranches into Issuer Shares whereby the Conversion Ratio will be determined by converting the Conversion Amount into CHF, using the Noteholder's Rate of Exchange on the Conversion Date and dividing the resulting figure by the Conversion Price B. Any remainder smaller than CHF 10 shall not be paid. For the avoidance of doubt, the receipt of a Redemption Notice shall in no way restrict the Noteholder from exercising the conversion right according to this Condition 8(c)(i) as long as the Notes have not been cancelled in accordance with Condition 10(c). The Issuer shall, in its sole discretion, have the right to waive the limit of 12.5%. For the avoidance of doubt, the Investor can convert more than the 12.5% if the daily VWAP is above the Fixed Conversion Price.

(ii)	convert, upon occurrence of an Event of Default, a Conversion Amount equalling the sum of the aggregate principal amount of all issued and unconverted Notes, accrued interest and premium (if any) and the Make-whole Amount (if applicable) into Issuer Shares whereby the Conversion Ratio will be determined by converting the Conversion Amount into CHF, using the Noteholder's Rate of Exchange on the Conversion Date and dividing the resulting figure by the Conversion Price B. The number of Issuer Shares to be delivered upon Conversion shall be rounded down to the next full number. Any remainder smaller than CHF 10 shall not be paid.

(iii)	convert, upon receipt of a Redemption Notice, a Conversion Amount of up to 12.5% of the initial aggregate principal amount of all issued Tranches into Issuer Shares whereby the Conversion Ratio will be determined by converting the Conversion Amount into CHF, using the Noteholder's Rate of Exchange on the Conversion Date and dividing the resulting figure by the Conversion Price B. Any remainder smaller than CHF 10 shall not be paid. For the avoidance of doubt, the conversion right according to this Condition 8(c)(iii) may be exercised in addition to the conversion right according to Condition 8(c)(i). The Issuer shall, in its sole discretion, have the right to waive the limit of 12.5%.

(d)	Conversion Notices: A Noteholder may exercise its Conversion Rights at any time during the term of the relevant Note (the "Exercise Period") by serving a Conversion Notice to the Issuer whereupon the Issuer shall procure the issue or transfer and delivery to, or as directed by, that Noteholder of Issuer Shares credited as fully paid in accordance with Condition 8(i) (Delivery of Issuer Shares). If the Conversion Notice is delivered after the end of normal business hours in Zurich, Switzerland, or on a day which is not a Business Day, such delivery shall be deemed for all purposes of this Conditions to have been made on the following Business Day.

(e)	Conversion at Maturity: It is understood and agreed that the Investor is obliged to request Conversion of each Convertible Note held by the Investor prior to the Maturity Date except in case an Event of Default has occurred and the Investor hence irrevocably undertakes to request Conversion of all outstanding Convertible Notes prior to the Maturity Date. To the extent the Investor has failed to request Conversion prior to the date falling ten (10) Business Days prior to the Maturity Date, the Issuer shall be authorized to request Conversion on behalf of the Investor during the last ten (10) Business Days immediately prior to the Maturity Date. Such Conversion shall be made through the Issuer (or any person designated by the Issuer) completing a Conversion Notice on behalf of the Investor. A copy of such Conversion Notice shall immediately be sent to the Investor. The Conversion will take place at the lower of the Fixed Conversion Price and Conversion Price B.

(f)	Exercise of Conversion Right: The Conversion Right may be exercised at any time during the Exercise Period in one or multiple instances and with respect to any Conversion Amount, provided that each conversion represents a round whole number of Notes exceeding 1 (i.e. the "minimum" Conversion Amount is USD 100,000 and Conversion Amounts must be in multiples of USD 100,000) and the maximum single Conversion Amount is USD 2,500,000 (unless such limit to the maximum single Conversion Amount is waived by the Issuer), always provided that such maximum single Conversion Amount shall not apply to Conversion Price B Conversions according to section 8(c) (Conversion Price B Conversions). Upon the exercise of the Conversion Right by the relevant Noteholder, the respective Conversion Amount shall be deemed to become immediately due and payable and upon delivery of the relevant number of Issuer Shares, the respective Conversion Amount shall be deemed to be settled.

(g)	Conversion Date: The conversion date in respect of a Conversion Amount (the "Conversion Date") shall be the date on which a Conversion Notice has been received or is deemed to have been received in accordance with Condition 8(d) (Conversion Notices).

(h)	Conversion Limitation: Notwithstanding anything to the contrary set out in this Condition 8 (Conversion Rights), no Conversion may take place if as a result of such Conversion the relevant Noteholder would beneficially own in excess of 9.99% per cent. of the outstanding share capital of the Issuer (as computed pursuant to Rule 13d-3 promulgated under the U.S. Securities and Exchange Act of 1934)(the "Conversion Limitation"). If as of the time of Maturity the Noteholder exceeds the Conversion Limitation or the Noteholder may be deemed an "affiliate" of the Company, the Note shall be extended, at the election of the Investor, at a maximum 3 times for a period of 2 months each (i.e. maximum 6 months in total) prior to the conversion according to Section 8(e)(Conversion at Maturity). The word "affiliate" shall be defined as provided in Rule 501(b) under the Securities Act of 1933

(i)	Delivery of Issuer Shares:

(i)	Issuance of Issuer Shares: The Issuer Shares to be delivered upon the exercise by a Noteholder of a Conversion Right pursuant to this Condition 8 shall be delivered from Issuer Shares held in treasury by the Issuer or its Subsidiaries or newly issued from the Issuer's conditional share capital (bedingtes Aktienkapital) or the Issuer's authorized share capital (genehmigtes Aktienkapital), with the same entitlements as the other outstanding Issuer Shares, except that the Issuer Shares so delivered will not give any right for any dividend or other distribution declared, paid or made by reference to a Record Date prior to the Conversion Date and except that the voting rights may not be exercised unless the person designated in the Conversion Notice as recipient of the Issuer Shares is registered as the holder of the Issuer Shares in the Issuer's share register (Aktienbuch).

(ii)	Delivery of Issuer Shares: The Issuer will use best efforts to effect delivery of the Issuer Shares within not more than one (1) Trading Day after the Conversion Date; in any event, the Issuer will effect delivery of the Issuer Shares within not more than two (2) Trading Days after the Conversion Date through the Intermediary in accordance with directions given by the Noteholder in the relevant Conversion Notice and enter the Noteholder (or any designee of the Noteholder to which relevant Issuer Shares are transferred in accordance with the Conversion Notice) into the Issuer's share register (Aktienbuch). For the avoidance of doubt, it is acknowledged that the first Delivery of Issuer Shares may take up to five (5) Trading Days, subject to the compliance requirements of the Issuer and the Investor's respective custodian banks and any verification checks that they are required to carry out. As long as the Issuer undertakes its best efforts to effect delivery of the Issuer Shares, this will not be considered an Inability to issue Conversion Shares pursuant to the immediately following paragraph.

(iii)	Inability to issue Conversion Shares: If the Issuer is unable to deliver the Issuer Shares to the Investor within two Trading Days after the Conversion Date in compliance with this Agreement for any reason, then without limiting any other rights of the Investor under this Agreement, the Investor may (but is not required to) either: (a) both (i) hold over the Conversion Price that would have applied to the Conversion (the "Applicable Price"); and (ii) once the Company's inability to deliver the Issuer Shares is overcome, apply the Applicable Price to determine the number of Issuer Shares that are then issuable and require such number of Issuer Shares to be delivered by the Issuer; or (b) require the Issuer to repay the Alternative Amount (instead of issuing the Issuer Shares). The Alternative Amount, in relation to any delivery of Issuer Shares, means (yy) 103% of the Conversion Amount that would have otherwise been the subject of the delivery of Issuer Shares if delivery is made within less than 5 Trading Days and (zz) 108% of the Conversion Amount that would have otherwise been the subject of the delivery of Issuer Shares if delivery is made on the 5th Trading Day or later. For the avoidance of doubt, this section shall not apply in case the inability to deliver the Conversion Shares is solely the Investor's fault for not instructing its share agent properly.

(iv)	Taxes and other costs. Any Swiss Federal Stamp Duty, if due, as well as the fee of the Relevant Exchange, if any, payable upon the delivery of the Issuer Shares to the Noteholder (or any designee of the Noteholder) upon a Conversion will be paid or reimbursed by the Issuer.

9.	NOMINAL VALUE MAKE-WHOLE

At the Noteholder's discretion, if the Conversion Price B on the relevant Conversion Date is lower than the nominal value of the Shares, the Noteholder shall accept to receive a number of Shares equal to the Conversion Amount divided by the nominal value of the Issuer Shares, provided that the relevant Noteholder also receives a cash contractual penalty payment of an amount equal to the closing price of the Issuer Share on the Conversion Date multiplied by the difference between (i) the Conversion Amount divided by the applicable Theoretical Conversion Price and (ii) the Conversion Amount divided by the nominal value of the Issuer Shares (the "Nominal Value Make-Whole Payment").

10.	REDEMPTION AND PURCHASE

(a)	Redemption at the Option of the Issuer: If the Voluntary Prepayment Requirement is met, the Issuer may, by giving not less than 15 Business Days' (or such shorter notice the relevant Noteholder may agree) prior notice to the Noteholders in accordance with Condition 14 (Notices) (which notice shall be irrevocable and shall specify the date fixed for redemption) (the "Redemption Notice"), redeem the Notes at their Principal Amount together with accrued and unpaid interest to (and including) the day of redemption and together with the Make-whole Amount pertaining to each Note. For the avoidance of doubt, upon receipt of the Redemption Notice until actual Redemption, the Investor has the right to convert the amount to be redeemed according to the Redemption Notice at the applicable Fixed Conversion Price.

(b)	No other redemption: The Issuer shall not be entitled to redeem the Notes otherwise than as provided in Condition 9(a) (Redemption at the Option of the Issuer).

(c)	Cancellation of Notes: All Notes which are redeemed or converted pursuant to Condition 8 (Conversion Rights) and this Condition 9 (Redemption and Purchase) will be cancelled and may not be reissued or resold.

11.	TAXATION

All payments of principal and interest in respect of the Notes shall be made free and clear of, and without withholding or deduction for, any Taxes imposed, levied, collected, withheld or assessed by or on behalf of any relevant jurisdiction, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as will result in the receipt by the Noteholder of such amounts as would have been received by them if no such withholding or deduction had been required.

12.	PRESCRIPTION

Claims for payment of the Principal Amount or interest cease to be enforceable by legal action in accordance with the applicable Swiss statute of limitations (presently after 10 years in case of claims for payment of the Principal Amount and after five years in case of claims of payment of interest, in each case from the relevant due date for payment).

13.	EVENTS OF DEFAULT

L1 Capital Global Opportunities Master Fund (in its capacity as initial Noteholders' Representative) or any other person appointed by the Majority Noteholders as Noteholders' Representative in its place (the "Noteholders' Representative") has the right but not the obligation to notify the Issuer in writing (such notice, an "Acceleration Notice") that the Notes are, and shall thereupon immediately become, due and repayable, at their Principal Amount, together with accrued interest and premium (if any) and together with the Make-whole Amount pertaining to each Note, upon the occurrence of any of the following events (each, an "Event of Default"):

(a)	Non-payment: The Issuer does not pay on the due date any amount (including, without limitation, principal, premium or interest payable), in each case in respect of the Notes at the place at and in the currency in which it is expressed to be payable unless:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within three (3) Business Days of its due date.

(b)	Breach of the Share Coverage Covenant: If, at any time, the Issuer does not have a number of shares reserved and available exclusively for the Issuer in case of the conversion of any Notes equal to 150% of the outstanding aggregate principal amount converted into CHF using the Noteholder's Rate of Exchange divided by the applicable Conversion Price B, and the Issuer has not rectified this within a period of 20 Trading Days following the initial breach, then this is considered a Breach of the Share Coverage Covenant.

(c)	Failure to deliver Issuer Shares upon Conversion: The Issuer fails to issue or transfer and deliver any Issuer Shares as and when such Issuer Shares are required to be transferred and delivered following any Noteholder's exercise of a Conversion Right in accordance with the terms of these Conditions unless such failure is caused by administrative or technical error or a Disruption Event and the transfer and delivery is made within two Business Days of the date the Issuer Shares are required to be transferred and delivered;

(d)	Breach of Obligations: The Issuer does not comply with any provision of the Notes or the Notes Documents (other than those referred to in Condition 13(a) (Non-payment) and Condition 13(b) (Failure to deliver Issuer Shares)) and such failure:

(i)	is, as reasonably determined by the Noteholders' Representative, incapable of remedy; or

(ii)	being a failure which is, as reasonably determined by the Noteholders' Representative, capable of remedy and which remains un-remedied for 10 Business Days (or such longer period as the Noteholders' Representative may agree) after the earlier of (A) the Noteholders' Representative giving notice to the Issuer in writing thereof and (B) the Issuer becoming aware of the relevant failure to comply;

(e)	Cross-default:

(i)	Any Financial Indebtedness of the Issuer is not paid when due nor within any originally applicable grace period;

(ii)	Any Financial Indebtedness of the Issuer is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(iii)	Any commitment for any Financial Indebtedness of the Issuer is cancelled or suspended by a creditor of the Issuer as a result of an event of default (however described);

(iv)	Any creditor of the Issuer becomes entitled to declare any Financial Indebtedness of the Issuer due and payable prior to its specified maturity as a result of an event of default (however described);

provided that no Event of Default under this Condition 13(d) shall be deemed to have occurred if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within sub-paragraphs (i) to (iv) above is less than US$150,000 (or its equivalent in other currency or currencies);

Insolvency:

(i)	The Issuer:

(A)	is unable or admits inability to pay its debts as they fall due; or

(B)	is over-indebted (uberschuldet) within the meaning of article 725 of the Swiss Code of Obligations and its board of directors becomes obliged to inform the competent bankruptcy court thereof; or

(C)	suspends or threatens to suspend making payments on any of its debts; or

(D)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Noteholder in its capacity as such) a view to enter into a standstill or similar agreement;

(ii)	A moratorium is declared in respect of any indebtedness of the Issuer. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(g)	Insolvency Proceedings:

(i)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)	the suspension of payments or a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Issuer;

(B)	a composition, compromise, assignment or arrangement with any creditor of the Issuer; or

(C)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Issuer or any of the Issuer's assets,

i)	or any analogous procedure or step is taken in any jurisdiction.

ii)	Sub-paragraph (i) shall not apply to any debt enforcement proceeding which is frivolous or vexatious or disputed by the Issuer acting diligently and in good faith and which is, in either case, discharged, stayed or dismissed within the applicable time frame under applicable law, but in any event within 30 calendar days. ;

(h)	Creditors' Process: Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Issuer having an aggregate value of US$150,000 and is not discharged within 30 calendar days;

(i)	Unlawfulness and Invalidity:

(i)	It is or becomes unlawful for the Issuer to perform any of its obligations under the Notes or any Notes Document;

(ii)	Any material obligation or obligations of the Issuer under the Notes or any Notes Document are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Noteholders under the Notes or any Notes Documents;

(j)	Cessation of Business: The Issuer suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business;

(k)	Repudiation and Rescission of Agreements: The Issuer rescinds or purports to rescind or repudiates or purports to repudiate the Notes or any Notes Document or evidences an intention to rescind or repudiate Notes Document;

(l)	Litigation: Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Notes or any Notes Document or the transactions contemplated in the Notes Documents or against the Issuer or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect;

(m)	Material Adverse Effect: Any event or circumstance occurs which the Noteholder' Representative reasonably believe(s) has or is reasonably likely to have a Material Adverse Effect;

(n)	Change of Control: A change of control in the Issuer occurs.

(o)	Delisting of Issuer Shares: The Issuer Shares are delisted from the Relevant Exchange without being listed on another Relevant Exchange.

(p)	Extended Suspension of Trading: The Issuer Shares or ADS are suspended from trading on the Relevant Exchange for more than 10 consecutive Trading Days.

The Issuer shall inform the Noteholders' Representative without delay of the occurrence of any of the events set out in paragraphs (a) to (n) above and to provide the Noteholders' Representative with all necessary information relating to the relevant Event of Default (and the Issuer accepts responsibility for the information provided to the Noteholders' Representative).

Upon the occurrence of an Event of Default, the Noteholders' Representative may invite the Noteholder in accordance with article 1157 et seq. CO to a Noteholders' meeting for the taking of an enforcement resolution as resolved by the Majority Noteholders provided that the Noteholders' Representative has not served an Acceleration Notice itself. The legally valid resolution of the Noteholders' meeting to serve an Acceleration Notice shall replace the right reserved by the Noteholders' Representative according to these Conditions to serve an Acceleration Notice on behalf of the Noteholders. If the Noteholders' meeting votes against the serving of an Acceleration Notice, the right to serve such Acceleration Notice shall revert to the Noteholders' Representative whereby the Noteholders' Representative shall not be bound by the resolution of the Noteholders' meeting if and to the extent that new circumstances arise or become known which require a new assessment of the facts.

14.	NOTICES

Notices to Noteholders will be sent to them by first class mail (or its equivalent) or (if posted to an overseas address) by airmail at their respective addresses recorded in the Register. Any such notice shall be deemed to have been given on the fourth day after the date of mailing.

15.	AMENDMENTS TO THESE CONDITIONS

These Conditions may be amended by agreement between the Issuer and the Noteholders' Representative (acting in its capacity as such) on behalf of the Noteholders provided that such amendment (a) is of a formal, minor or technical nature and/or is made to correct a manifest error and (b) is not materially prejudicial to the interests of the Noteholders. Notice of any such amendment shall be published in accordance with Condition 14 (Notices). Other amendments may be effected in accordance with articles 1157 et seq. CO.

16.	ROLE OF NOTEHOLDERS' REPRESENTATIVE

Ll Capital Global Opportunities Master Fund will act as initial Noteholders' Representative for the purpose of the Notes, but only in such cases stated explicitly in these Conditions. In any other cases, Ll Capital Global Opportunities Master Fund is not obliged to take or to consider any actions on behalf of or for the benefit of the Noteholders.

17.	GOVERNING LAW AND JURISDICTION

17.1	Governing Law

The Notes (including any non-contractual obligations arising out of or in connection with the Notes) are governed by the laws of Switzerland.

17.2	Jurisdiction

The Issuer agrees that any claim, dispute or difference of whatever nature arising under, out of or in connection with the Notes (including a claim, dispute or difference regarding its existence, termination or validity or any non-contractual obligations arising out of or in connection with the Notes) shall be brought exclusively before the competent courts of the City of Zurich, Switzerland (venue being Zurich 1).

ANNEX 1

FORM OF CONVERSION NOTICE

WISEKEY INTERNATIONAL HOLDING AG
(a stock corporation incorporated in Switzerland)

UP TO US$22,000,000 CONVERTIBLE NOTES
convertible into shares in WISeKey International Holding AG
(the "Notes")

Dated: [•]

To: WISEKEY INTERNATIONAL HOLDING AG (the "Issuer")

Your attention is drawn to Condition 8 (Conversion Rights) with respect to the conditions relating to Conversion of Notes following the exercise of a Conversion Right.

Terms defined in the Conditions have the same meaning when used in this Conversion Notice unless given a different meaning in this Conversion Notice.

I/We*, confirm that we are currently holding [•] Issuer Shares.

I/We*, the undersigned, being the holder(s) of the Notes specified below hereby irrevocably elect to convert such Notes in accordance with the Conditions for such number of registered shares of WISeKey International Holding AG, a stock corporation incorporated under the laws of Switzerland (company registration number CHE-143.782.707) (the "Converted Shares ") specified below, in accordance with the following instructions:

1.	Number and type of Notes to be converted into the Converted Shares:

[•] Notes, pertaining to the Tranche issued on [•], with Maturity Date on [•] (the "Conversion Notes")

2.	Conversion Amount to be converted into the Converted Shares:

Item	Amount
Total Principal Amount of Conversion Notes:	US$ [•]
Interest accrued on the Conversion Notes until the Conversion Date:	US$ [•]
Conversion Amount:	US$ [•]

3.	Conversion Ratio: [Details of calculation]

4.	Number of Converted Shares resulting from Conversion and to be transferred and delivered by the Issuer to the undersigned Noteholder(s):

[•] Converted Shares

The number of Converted Shares to be delivered upon the Conversion shall be rounded down to the next full number. Any remainder smaller than CHF 10.00 shall not be paid.

To the extent the Converted Shares to be delivered are issued out of the conditional share capital (bedingtes Aktienkapital) of the Issuer, we herewith make reference to article [4b] of the Issuer's articles of association.

I/We* kindly ask you to enter [name of account holder] into the share register of the Issuer with voting rights with respect to the Converted Shares referred to in this Conversion Notice.

I/We* request that the Converted Shares to be transferred on Conversion of the Notes specified above be delivered to the following person(s):

Name:	[•]
Address:	[•]
Telephone:	[•]
E-Mail:	[•]

The details of the securities account(s) to which the Converted Shares are to be transferred are as follows:
Account Bank:	[•]
Account Number:	[•]
Account Name	[•]
SWIFT:	[•]
Number of Conversion Shares:	[•]

Text in italics in this Conversion Notice is for reference only.

This Conversion Notice, including any non-contractual obligations arising out of or in connection with it, is governed by, and shall be construed in accordance with, Swiss law.

* Delete as appropriate.
Yours faithfully,

[NAME OF THE NOTEHOLDER]
as Noteholder

By:	By:
Title:	Title:

Annex 2

Form of Subscription Request

To L1 Capital Global Opportunities Master Fund

VIA EMAIL

Copy:

Notice date: [■]

We refer to the agreement for the issuance of and subscription of convertible notes dated June 2021 [■], 2021 (the Agreement).

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

This is a Subscription Request pursuant to the Agreement.

We confirm that all conditions precedent pursuant to the Agreement are fulfilled.

We hereby request that the Investor subscribe for Tranche Number [■]

Subscription Price: [■]

Subscription Date: [■]

The Subscription Price shall be paid in the amount of the issued Convertible Notes upon their issuance to the following bank account:

***

SWIFT/BIC: ***

IBAN: ***

Clearing No: ***

Account holder: WISeKey International Holding AG

WISeKey International Holding AG

By: